Exhibit 10.1









-------------------------------------------------------------------------------



                   DEBTOR-IN-POSSESSION CREDIT AGREEMENT

                                   Among

                       PACIFIC GATEWAY EXCHANGE, INC.

                                    And

                           BANK OF AMERICA, N.A.

                          as Administrative Agent

                                    And

                                    the

                                  LENDERS

                       Dated as of December 29, 2000

-------------------------------------------------------------------------------

                             TABLE OF CONTENTS

                                                                         Page

                                 ARTICLE I.

                                DEFINITIONS

1.01.    Definitions........................................................2
1.02.    Accounting and Other Terms........................................18


                                ARTICLE II.

                             THE LOAN FACILITY

2.01.    Loans.............................................................18
         (a)      DIP Loan.................................................18
         (b)      Intentionally Omitted....................................18
2.02.    Making Advances...................................................18
2.03.    Evidence of Debt for Borrowed Money...............................20
2.04.    Intentionally Omitted.............................................20
2.05.    Mandatory Payments from Cash Collateral and Asset Sales...........20
         (a)      Payments of Lenders' Cash Collateral to Reduce
                  Existing Obligations.....................................20
         (b)      Repayments of Loans Under this Agreement other than
                  from Cash Collateral.....................................20
         (c)      Collections of Amounts Owed to Foreign Borrower and
                  Foreign DB Subsidiaries..................................20
2.06.    Other Repayments..................................................21
         (a)      Availability Reduction...................................21
         (b)      Maturity Date............................................21
         (c)      Repayments, Generally....................................21
2.07.    Existing Letters of Credit........................................21
2.08.    Intentionally Omitted.............................................21
2.09.    Intentionally Omitted.............................................21
2.10.    Agency Fees.......................................................21
2.11.    Adjustment of DIP Commitment and DIP Availability.................21
         (a)      Mandatory Termination of the DIP Commitment..............21
         (b)      No Increase in DIP Availability Due to Repayments
                  From Asset Sales.........................................21
         (c)      Intentionally Omitted....................................22
         (d)      Change of Control........................................22
2.12.    Intentionally Omitted.............................................22
2.13.    Computations and Manner of Payments...............................22
2.14.    Application of Payments; Increase of DIP Availability.............22
2.15.    Intentionally Omitted.............................................23
2.16.    Use of Proceeds...................................................23
2.17.    Collateral and Collateral Call....................................23
         (a)      DIP Obligations..........................................23
         (b)      Perfection; Collateral Call..............................23

2.18.    Superpriority Nature of Obligations; Carveout.....................24
2.19.    Reservation with Respect to Existing Obligations and
         Existing Collateral...............................................24


                                ARTICLE III.

                           INTENTIONALLY OMITTED

                                                                         Page


                                ARTICLE IV.

                            CONDITIONS PRECEDENT

4.01.    Conditions Precedent to the Closing Date..........................25
4.02.    Conditions Precedent to All Advances..............................26


                                 ARTICLE V.

                       REPRESENTATIONS AND WARRANTIES

5.01.    Representations and Warranties....................................28
5.02.    Survival of Representations and Warranties........................33

                                ARTICLE VI.

                             GENERAL COVENANTS

6.01.    Preservation of Existence and Similar Matters.....................34
6.02.    Business; Compliance with Applicable Law..........................34
6.03.    Maintenance of Properties.........................................34
6.04.    Accounting Methods and Financial Records..........................34
6.05.    Insurance.........................................................34
6.06.    Payment of Taxes and Claims.......................................35
6.07.    Visits and Inspections............................................35
6.08.    Use of Proceeds...................................................35
6.09.    Indemnity.........................................................35
6.10.    Environmental Law Compliance......................................36
6.11.    Bankruptcy Schedules..............................................37
6.12.    Subsidiary Designation............................................37
6.13.    Accounts..........................................................37

                                ARTICLE VII.

                           INFORMATION COVENANTS

7.01.    Quarterly Financial Statements and Information....................38
7.02.    Intentionally omitted.............................................38
7.03.    Compliance Certificates...........................................38
7.04.    Copies of Other Reports and Notices...............................38
7.05.    Weekly Reporting..................................................39
7.06.    Intentionally omitted.............................................39
7.07.    Administrative Agent Financial Advisor............................39
7.08.    Notice of Default and Other Matters...............................40
7.09.    ERISA Reporting Requirements......................................40


                               ARTICLE VIII.

                             NEGATIVE COVENANTS

8.01.    Approved Budget...................................................42
8.02.    Debt for Borrowed Money...........................................42
8.03.    Liens.............................................................42
8.04.    Investments.......................................................42
8.05.    Guaranties; Contingent Liabilities................................43
8.06.    Restricted Payments; Payments of Other Debt.......................43
8.07.    Affiliate Transactions............................................44
8.08.    Compliance with ERISA.............................................44
8.09.    Capital Stock.....................................................45
8.10.    Sale and Leaseback................................................45
8.11.    Sale or Discount of Receivables...................................45
8.12.    Limitation on Restrictive Agreements..............................45
8.13.    Amendment of Material Agreements..................................45
8.14.    Name Changes......................................................45
8.15.    Cable Contracts...................................................45
8.16.    Priority Chapter 11 Claims........................................45

                                                                          Page

                                ARTICLE IX.

                             EVENTS OF DEFAULT

9.01.    Events of Default.................................................46
9.02.    Remedies upon Default.............................................50
9.03.    Cumulative Rights.................................................50
9.04.    Waivers...........................................................50
9.05.    Performance by Administrative Agent or any Lender.................51
9.06.    Expenditures......................................................51
9.07.    Control...........................................................51


                                 ARTICLE X.

                          THE ADMINISTRATIVE AGENT

10.01.   Authorization and Action..........................................51
10.02.   Administrative Agent's Reliance, Etc..............................52
10.03.   Bank of America, N.A. and Affiliates..............................52
10.04.   Lender Credit Decision............................................52
10.05.   Indemnification by Lenders........................................52
10.06.   Successor Administrative Agent....................................53


                                ARTICLE XI.

                               MISCELLANEOUS

11.01.   Amendments and Waivers............................................53
11.02.   Notices...........................................................54
         (a)      Manner of Delivery.......................................54
         (b)      Addresses................................................54
         (c)      Effectiveness............................................56
11.03.   Parties in Interest...............................................56
11.04.   Assignments and Participations....................................57
11.05.   Sharing of Payments...............................................57
11.06.   Right of Set-off..................................................58
11.07.   Costs, Expenses, and Taxes........................................58
11.08.   Rate Provision....................................................59
11.09.   Severability......................................................60
11.10.   Exceptions to Covenants...........................................60
11.11.   Intentionally Omitted.............................................60
11.12.   Counterparts......................................................60
11.13.   GOVERNING LAW; WAIVER OF JURY TRIAL...............................60
[11.14.  Limitation Of Personal Liability..................................61
11.15.   Intentionally Omitted.............................................61
11.16.   ENTIRE AGREEMENT..................................................61
11.17.   Confidentiality...................................................61

                     Table of Schedules and Exhibits

Schedule 1.03     -  Excluded IRU Agreements
Schedule 1.04     -  Included IRU Agreements
Schedule 5.01(a)  -  Jurisdictions of Qualification, Ownership and Capital
                     Structure - the Borrower and its Subsidiaries
Schedule 5.01(f)  -  Non-Compliance with FCC or any applicable PUC
Schedule 5.01(h)  -  Existing Litigation of the Borrower and its Subsidiaries
Schedule 5.01(p)  -  Redemption Options
Schedule 5.01(v)  -  Accounts
Schedule 8.03     -  Existing Liens of the Borrower and the Subsidiaries
Schedule 8.04     -  Existing Investments of the Borrower and the Subsidiaries
Schedule 8.07     -  Permitted Affiliate Non-Market Transactions



                        Exhibits

Exhibit A         -  Form of DIP Note
Exhibit B         -  Form of Compliance Certificate
Exhibit C         -  Form of Borrowing Notice
Exhibit D         -  Intentionally Omitted
Exhibit E         -  Form of Assignment and Acceptance
Exhibit F         -  Intentionally Omitted
Exhibit G         -  Form of Domestic Unlimited Guaranty
Exhibit H         -  Intentionally Omitted
Exhibit I         -  Form of Interim Borrowing Order
Exhibit J         -  Form of Final Borrowing Order
Exhibit K         -  Form of Weekly Cash Flow Report
Exhibit L         -  Approved Budget

                      PACIFIC GATEWAY EXCHANGE, INC.
                   DEBTOR-IN-POSSESSION CREDIT AGREEMENT

         THIS DEBTOR-IN-POSSESSION CREDIT AGREEMENT is dated as of December 29, 2000, among PACIFIC GATEWAY EXCHANGE, INC., a Delaware corporation (the "Borrower"), the LENDERS (as defined below), and BANK OF AMERICA, N.A., as a Lender and Administrative Agent.

                                 BACKGROUND

         WHEREAS, the Borrower, Pacific Gateway Exchange (Bermuda) Limited (the "Foreign Borrower") and the Lenders entered into a Second Amended and Restated Credit Agreement dated as of May 31, 2000 (as amended, the "Prepetition Credit Agreement");

         WHEREAS, on the Petition Date (such term and other capitalized terms used in these recitals shall have the meanings as set forth in
Section 1.01 hereof), the Debtor Entities filed voluntary petitions for relief under the Bankruptcy Code with the United States Bankruptcy Court for the Northern District of California (the "Court") (such proceedings jointly administered under Case No. _________ are hereinafter referred to as the "Chapter 11 Cases"), and each of the Debtor Entities continues to operate its business and manage its properties as a debtor in possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

         WHEREAS, under the Prepetition Credit Agreement, as amended, and the documents executed in connection therewith (the "Existing Loan Papers"), the Lenders made Domestic Revolver Loans to the Borrower and Foreign Revolver Loans to the Foreign Borrower and issued Letters of Credit for the account of the Foreign Borrower, and the Borrower and the other Debtor Entities guaranteed the obligations of the Foreign Borrower (the obligations under the Existing Loan Papers being the "Existing Obligations");

         WHEREAS, the Lenders assert that the Domestic Revolver Loans, the Foreign Revolver Loans and the other Existing Obligations of the Debtor Entities under the Existing Loan Papers are secured by liens on substantially all the assets of the Debtor Entities (the "Existing Collateral");

         WHEREAS, the Lenders assert that as of the Petition Date, the Debtor Entities were indebted to the Lenders on account of the Existing Obligations in an aggregate principal amount of $38,652,064, which amount includes $22,143,226 principal amount of Domestic Revolver Loans, guarantees of $16,456,503 principal amount of Foreign Revolver Loans and guarantees of reimbursement obligations related to outstanding Letters of Credit in the amount of $52,335, plus unpaid fees, expenses and accrued interest;

         WHEREAS, the Lenders assert that all existing cash, negotiable instruments, documents of title, securities, deposit accounts or other cash equivalents of the Debtor Entities and the proceeds, products, offspring, rents or profits of property of the Debtor Entities that comprise the Existing Collateral (whether existing before or after the commencement of the Chapter 11 Cases) constitute the cash collateral of the Lenders (the "Cash Collateral");

         WHEREAS, the Lenders do not consent to the use of their Cash Collateral, but require the Debtor Entities to repay the Cash Collateral to the Lenders;

         WHEREAS, the Lenders assert that the Debtor Entities are unable to provide the Lenders with adequate protection of the use of the Lenders' Cash Collateral.

         WHEREAS, the Debtor Entities have requested the Lenders to provide a revolving credit facility to the Borrower in an amount not to exceed the DIP Availability at that time (the "DIP Loans") to fund certain budgeted expenses;

         WHEREAS, the Lenders are willing to provide such financing only if the diminution in the value of the Existing Collateral resulting from the use of the DIP Loans (x) constitutes allowed administrative expenses in the Chapter 11 Cases and (y) as more specifically set forth and subject to the limited exceptions described, hereinbelow, is secured by first priority liens on all the assets of the Debtor Entities; and

         WHEREAS, nothing herein is intended to nor shall constitute a validation of the Existing Obligations or the Existing Collateral and to the extent that any payment of Cash Collateral made to the Lenders pursuant to this Agreement is subsequently determined in a Final Order to have been made with respect to cash that was not subject to a Lien in favor of the Lenders securing the Existing Obligations or such Lien is avoided, such payment will be reversed so that the parties are returned to the status quo ante, as set forth herein.

                                 AGREEMENT

         NOW, THEREFORE, for valuable consideration, hereby acknowledged, the parties hereto agree as follows:

                            ARTICLE I. DEFINITIONS

1.01. Definitions. As used in this Agreement, the following terms have the respective meanings indicated below (such meanings to be applicable equally to both the singular and plural forms of such terms):

         "Administrative Agent" means Bank of America, N.A., f/k/a Bank of America, NT&SA, in its capacity as Administrative Agent hereunder, or any successor Administrative Agent appointed pursuant to Section 10.06 hereof.

         "Advance" means an advance made by a Lender to the Borrower pursuant to Section 2.01 hereof.

         "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled By or is Under Common Control with another Person.

         "Agreement" means this Debtor-in-Possession Credit Agreement, as hereafter amended, modified, increased, extended, restated or supplemented from time to time.

         "Applicable Law" means in respect of any Person, all provisions of Laws of Tribunals applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party.

         "Applicable Specified Percentage" means with respect to any Lender, such Lender's DIP Specified Percentage.

         "Approved Budget" means the budget prepared by the Borrower of all cash receipts of and cash disbursements by the Borrower and its Subsidiaries for the period from the Petition Date through the Maturity Date approved by the Majority Lenders in their sole discretion and attached hereto as Exhibit L, and as such budget may be amended from time to time and, as amended, approved by the Majority Lenders in their sole discretion.

         "Asset Sale" means any sale of goods, real property (including leaseholds), accounts, contract rights or general intangibles or collection of a tax refund, but shall not include (x) sales of wholesale or retail telephone services, internet services or data-packet services which are provided to individual retail, wholesale or internet customers in the ordinary course of business or (y) collections of accounts receivable from account debtors, including collections of accounts receivable made by Matrix Telecom, Inc. pursuant to the Management Services Agreement.

         "Assignor" has the meaning set forth in Section 11.04 hereof.

         "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee in accordance with the terms and conditions of Section 11.04 hereof, and accepted by Administrative Agent, in the form of Exhibit E hereto.

         "Auditor" means Stonefield Josephson, Inc. or other independent certified public accountants selected by the Borrower and acceptable to Administrative Agent.

         "Authorized Officer" means, with respect to the Borrower and its Subsidiaries respectively, any of the Responsible Officer, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer or any Vice President of the Borrower.

         "Avoidance Actions" means (i) any causes of action against Lenders that are property of the Debtor Entities' bankruptcy estates pursuant to
Section 541 of the Bankruptcy Code, (ii) any causes of action arising from the avoiding powers set forth in Sections 506(c), 510, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code, and (iii) any action seeking to determine that the Lenders' Liens do not cover certain Property.

         "Bank Affiliate" means the holding company of any Lender, or any wholly owned direct or indirect subsidiary of such holding company or of such Lender.

         "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute, and any similar or comparable law of any applicable governmental authority.

         "Bankruptcy Rule" means a rule promulgated as part of the Federal Rules of Bankruptcy Procedure or the applicable local bankruptcy rules, as now or hereafter in effect.

         "Board of Directors" means the Board of Directors of the Borrower or any committee thereof duly authorized to act on behalf of such Board.

         "Borrower" has the meaning ascribed thereto in the recitals of this Agreement.

         "Borrowing" means a borrowing made on the same day to the Borrower.

         "Borrowing Notice" has the meaning set forth in Section 2.02(a) hereof.

         "Borrowing Order" means the Interim Borrowing Order and the Final Borrowing Order.

         "Business Day" means a day on which banks are open for the transaction of business as required by this Agreement in New York, New York, and as otherwise relevant to the determination to be made or the action to be taken.

         "Capital Expenditures" means capital expenditures, as defined in accordance with GAAP.

         "Capital Leases" means capital leases and subleases, as defined in accordance with GAAP.

         "Capital Stock" means, as to any Person, the equity interests in such Person, including, without limitation, the shares of each class of capital stock of any Person that is a corporation, each class of partnership interests (including without limitation, general, limited and preference units) in any Person that is a partnership, and each membership interest in any Person that is a limited liability company.

         "Cash Collateral" has the meaning ascribed thereto in the recitals of this Agreement.

         "Change of Control" means a change in composition of the Board of Directors of the Borrower, such that the members of such Board of Directors as of the date hereof cease to hold at least 80% of the seats on such Board of Directors that are occupied.

         "Chapter 11 Cases" means the Chapter 11 Cases referenced in the recitals of this Agreement.

         "Closing Date" means the date on which all of the conditions precedent set forth in Section 4.01 have been satisfied or waived by the Lenders.

         "Code" means the Internal Revenue Code of 1986, as amended, and any reference to any provision of the Code shall include all successor provisions thereto.

         "Communications Act" means, collectively, the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and as further amended, and the rules and regulations promulgated thereunder, as from time to time in effect.

         "Compliance Certificate" means a certificate of an Authorized Officer in the form of Exhibit B hereto, certifying that such individual has no knowledge that a Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action being taken or proposed to be taken with respect thereto and certifying compliance with the Approved Budget.

         "Confidential Information" has the meaning set forth in Section
11.17 hereof.

         "Contingent Liability" means, as to any Person, any obligation or Guaranty, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or obligation of any other Person in any manner, whether directly or indirectly, including without limitation any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (b) to purchase Property or services for the purpose of assuring the owner of such Debt of its payment, or (c) to maintain the solvency, working capital, equity, cash flow, fixed charge or other coverage ratio, or any other financial condition of the primary obligor so as to enable the primary obligor to pay any Debt or to comply with any agreement relating to any Debt or obligation, but excluding endorsement of checks, drafts and other instruments in the ordinary course of business, provided that this definition of "Contingent Liability" shall not include Guaranties by the Borrower, the Foreign Borrower or any of their Subsidiaries of any obligations to the Lenders.

         "Control" or "Controlled By" or "Under Common Control" mean possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided that, in any event any Person or "group" (as defined in Sections 13(d) and 14(a) of the Securities Exchange Act of 1934) which beneficially owns (i) 35% or more (in number of votes) of the securities having ordinary voting power for the election of directors of a corporation shall be conclusively presumed to control such corporation and (ii) 35% or more of the interest in capital or profits of a partnership shall be conclusively presumed to control such partnership.

         "Controlled Group" means, as to any Person, all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) which are under common control with such Person and which, together with such Person, are treated as a single employer under
Section 414(b), (c), (m) or (o) of the Code.

         "Court" has the meaning set forth in the recitals.

         "DB Subsidiaries" means all direct subsidiaries of the Borrower and all further subsidiaries (direct and indirect) of such direct subsidiaries, but shall exclude the Foreign Borrower; PGE New Zealand Partnership, Pintouch LLC, PGE Fiber and PGE Fiber (Bermuda).

         "Debt" means all obligations, contingent or otherwise, which in accordance with GAAP are required to be classified on the balance sheet as liabilities incurred by the Borrower or its Subsidiaries, and in any event including (without duplication) (a) Capital Leases, (b) Contingent Liabilities that are required to be disclosed and quantified in notes to consolidated financial statements in accordance with GAAP, (c) liabilities secured by any Lien on any Property, regardless of whether such secured liability is with or without recourse, and (d) installment payment non-compete agreements.

         "Debt for Borrowed Money" means, with respect to the Borrower and its Subsidiaries, at any date, without duplication, all Debt of the Borrower and its Subsidiaries that constitutes (a) obligations of the Borrower and such Subsidiaries for borrowed money, letters of credit (or applications for letters of credit) or other similar instruments, (b) obligations of the Borrower and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of the Borrower and its Subsidiaries to pay the deferred purchase price of property or services, (d) the principal component of obligations under Capital Leases of the Borrower and its Subsidiaries, (e) installment payment non-compete agreements for the Borrower and its Subsidiaries, and
(f) Contingent Liabilities relating to obligations of another Person of the type described in (a) through (e) above, but excluding in each case, trade payables incurred in the ordinary course of business and operations (whether or not such payables are being paid on a payment plan, through a guaranty or otherwise).

         "Debtor Entities" means, collectively the Borrower, International Exchange Communications, Inc., a Delaware corporation, Onyx Networks, Inc., a Delaware corporation, WORLDLINK, INC., a Delaware corporation, World Pathways, Inc., a Delaware corporation, and Global Time, Inc., a Delaware corporation.

         "Debtor Relief Laws" means applicable bankruptcy, reorganization, moratorium, or similar Laws, or principles of equity affecting the enforcement of creditors' rights generally.

         "Default" means any events, acts or conditions specified in
Section 9.01 hereof, whether or not any requirement in connection with such events, acts or conditions for the giving of notice, lapse of time, or happening of any further condition has been satisfied.

         "DIP Availability" means the amount of repayments of Existing Obligations from Cash Collateral pursuant to Section 2.05 that have not been reborrowed, not to exceed the DIP Commitment.

         "DIP Advances" means any Advance made under the DIP Commitment.

         "DIP Availability" means the amount of all repayments of Existing Obligations from Cash Collateral pursuant to Section 2.05, other than repayment from the proceeds of Asset Sales, and which repayments have not been reborrowed, not to exceed the DIP Commitment.

         "DIP Commitment" means $10,000,000.

         "DIP Loan" means the loan made by a Lender pursuant to Section 2.01(a) of this Agreement.

         "DIP Note" means each Note of the Borrower evidencing DIP Advances under the DIP Loan hereunder, substantially in the form of Exhibit A hereto, together in each case, with any extension, renewal or amendment thereof, or substitution therefor.

         "DIP Obligations" means the Obligations of any or all of the Debtor Entities.

         "DIP Revolver Advance" means any advance made under the DIP Loan.

         "DIP Specified Percentage" means, as to any Lender, the percentage indicated beside its name on the signature pages hereof designated as its DIP Specified Percentage, or as adjusted or specified (i) in any Assignment and Acceptance or (ii) in any amendment to this Agreement.

         "Distribution" means, as to any Person, (a) any declaration or payment of any distribution or dividend (other than a stock dividend) on, or the making of any pro rata distribution, loan, advance, or investment to or in any holder of, any partnership interest or shares of Capital Stock or other equity interest of such Person (or the establishment of a sinking fund or otherwise setting aside of funds for any such purpose), or (b) any purchase, redemption, or other acquisition or retirement for value of any shares of partnership interest or Capital Stock or other equity interest of such Person (or the establishment of a sinking fund or otherwise setting aside of funds for any such purpose).

         "Dollars" and the symbol "$" mean the lawful currency of the United States.

         "Domestic Affiliate IRU Agreement" means that IRU agreement between the Domestic Borrower and PGE Fiber, L.L.C. dated as of May 31, 2000.

         "Domestic Collateral" has the meaning set forth in Section 2.17(a) hereof.

         "Domestic DB Subsidiaries" means DB Subsidiaries that are incorporated or organized under the Laws of the United States or any state therein.

         "Domestic Revolver Loan" means the loan made by a Lender pursuant to Section 2.01(a) of the Prepetition Credit Agreement.

         "DSI" means Development Specialists, Inc.

         "Environmental Claim" means any written notice by any Tribunal alleging liability for damage to the environment, or by any Person alleging liability for personal injury (including sickness, disease or death), resulting from or based upon (a) the presence or release (including sudden or non-sudden, accidental or non-accidental, leaks or spills) of any Hazardous Material at, in or from property, whether or not owned by the Borrower or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

         "Environmental Laws" means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.Section 9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C.Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C.Section 1251 et seq.), the Clean Air Act (42 U.S.C.Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C.Section 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C.Section 651 et seq.) ("OSHA"), as such Laws have been or hereafter may be amended or supplemented, and any and all analogous future federal, or present or future state or local, Laws.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations issued thereunder, as from time to time in effect.

         "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the controlled group of either Borrower or any Obligor, or is under common control with either Borrower or any Obligor, within the meaning of Section 414(c) of the Code, and the regulations and rulings issued thereunder.

         "ERISA Event" means (a) a reportable event, within the meaning of
Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC, (b) the issuance by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to
Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA), (c) the withdrawal by either Borrower, any Subsidiary of either Borrower or an ERISA Affiliate from a Multiple Employer Plan during a Plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (d) the failure by either Borrower any Subsidiary of either Borrower, or any ERISA Affiliate to make a payment to a Plan required under Section 302 of ERISA,
(e) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA, or (f) the institution by the PBGC of proceedings to terminate a Plan, pursuant to
Section 4042 of ERISA, or the occurrence of any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

         "Event of Default" means any of the events, acts or conditions specified in Section 9.01 of this Agreement, provided there has been satisfied any requirement in connection therewith for the giving of notice, lapse of time, or happening of any further condition.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

         "Excluded IRU Agreements" means those certain IRU agreements executed by the Borrower, the Foreign Borrower or their Subsidiaries and detailed on Schedule 1.03 hereof.

         "Existing Collateral" has the meaning ascribed to that term in the recitals of this Agreement.

         "Existing Loan Papers" has the meaning ascribed to that term in the recitals of this Agreement.

         "Existing Obligations" has the meaning ascribed to that term in the recitals of this Agreement.

         "FB Subsidiaries" means all direct subsidiaries of the Foreign Borrower and all further subsidiaries (direct or indirect) of such Subsidiaries.

         "FCC" means the Federal Communications Commission, or any governmental agency succeeding to the functions thereof.

         "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such date on such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.

         "Final Borrowing Order" means an order of the Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) in substantially the form attached hereto as Exhibit J with any modifications thereto approved by the Administrative Agent in its sole discretion, as the same may be amended, supplemented or otherwise modified from time to time with the express written consent of Majority Lenders and approved by the Court, to the extent necessary.

         "Final Borrowing Order Date" means the date of entry of the Final Borrowing Order by the Court.

         "Final Order" means an order entered by a court of competent jurisdiction and with respect to which the time for filing an appeal or writ of certiorari has passed without a notice of appeal or writ of certiorari, as the case may be, having been filed.

         "First Day Orders" means those orders entered by the Court as a result of motions and applications filed by the Debtor Entities with the Court on or within one week of the Petition Date, in each case in form and substance as approved by the Lenders pursuant to Section 4.01.

         "Foreign Affiliate IRU Agreement" means that IRU agreement between the Foreign Borrower and PGE Fiber (Bermuda) Limited dated as of May 31, 2000.

         "Foreign Borrower" means Pacific Gateway Exchange (Bermuda) Limited, a Bermuda company and wholly owned subsidiary of the Borrower.

         "Foreign DB Subsidiaries" means DB Subsidiaries that are not Domestic DB Subsidiaries.

         "Foreign Revolver Loan" means a loan made by a Lender pursuant to
Section 2.01(b) of the Prepetition Credit Agreement.

         "GAAP" means generally accepted accounting principles promulgated in the United States applied on a consistent basis. Application on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period, except for new developments or statements promulgated by the Financial Accounting Standards Board and other changes in accounting methods permitted by generally accepted accounting principles.

         "Guarantors" means the Borrower and each Domestic DB Subsidiary (other than the Inactive Debtors) existing on the Closing Date or formed or acquired after the date hereof.

         "Guaranty" means a guaranty executed by any Person of the obligations of another Person, or any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor or such other Person against loss, including, without limitation, any comfort letter, or take-or-pay contract and shall include without limitation, the contingent liability of such Person in connection with any application for a letter of credit.

         "Hazardous Materials" means all materials subject to any Environmental Law, including without limitation materials listed in 49 C.F.R. Section 172.101, Hazardous Substances, explosive or radioactive materials, hazardous or toxic wastes or substances, petroleum or petroleum distillates, asbestos, or material containing asbestos.

         "Hazardous Substances" means hazardous waste as defined in the Clean Water Act, 33 U.S.C.Section 1251 et seq., the Comprehensive Environmental Response Compensation and Liability Act as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation Recovery Act, 42 U.S.C.Section 6901 et seq., and the Toxic Substances Control Act, 15 U.S.C.Section 2601 et seq.

         "Highest Lawful Rate" means at the particular time in question the maximum rate of interest which, under Applicable Law, any Lender is then permitted to charge on the Obligations. If the maximum rate of interest which, under Applicable Law, any Lender is permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to the Borrower.

         "Inactive Debtors" means WORLDLINK, INC., World Pathways, Inc., and Global Time, Inc.

         "Income Tax Expense" means the aggregate Taxes paid or accrued by either Borrower or any of their Subsidiaries for the relevant period of determination.

         "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities within the meaning of Section 4001(a)(18) of ERISA.

         "Interim Borrowing Order" means an order of the Court entered in the Chapter 11 Cases after an interim hearing under Bankruptcy Rule 4001(c)(2) in substantially the form attached hereto as Exhibit I with any modifications thereto approved by Agent in its sole discretion, as the same may be amended, supplemented or otherwise modified from time to time with the express written consent of Majority Lenders and approved by the Court, to the extent necessary.

         "Interim Borrowing Order Date" means the date of entry of the Interim Borrowing Order by the Court.

         "Investment" means any acquisition of all or substantially all of the assets of any Person, or any direct or indirect purchase or other acquisition of, or a beneficial interest in, any Capital Stock or other securities of any other Person, or any direct or indirect loan, advance, or capital contribution to or investment in any other Person, including without limitation the incurrence or sufferance of Debt or accounts receivable of any other Person that are not current assets or do not arise from sales to that other Person in the ordinary course of business.

         "IRU" means an indefeasible right to use fiber or telecommunications capacity, including the right to use the related transport and network equipment.

         "IRU Agreements" means those certain IRU agreements executed by the Borrower, the Foreign Borrower or their Subsidiaries and detailed on
Schedule 1.04 hereof.

         "Japan-US Agreement" means that certain Japan-U.S. Cable Network and Construction and Maintenance Agreement dated as of July 31, 1998 among Foreign Borrower and the other parties thereto, as amended from time to time.

         "Law" means any constitution, statute, law, ordinance, regulation, rule, order, writ, injunction, or decree of any Tribunal.

         "Lenders" means the lenders listed on the signature pages of this Agreement, and each transferee which hereafter becomes a party to this Agreement pursuant to Section 11.04 hereof or pursuant to an amendment to this Agreement, so long as each is owed any portion of the Obligations or is obligated to make any Advance hereunder.

         "Lenders' Prepetition Claims" means the claims of Prepetition Lenders against the Debtor Entities for amounts owing under the Prepetition Credit Agreement and guarantees entered pursuant to the Prepetition Credit Agreement, as of the Petition Date (including contingent obligations arising as the result of outstanding Letters of Credit) plus interest, fees and charges accruing after such date to the extent allowed under Bankruptcy Code Section 506 (b).

         "Lending Office" means, with respect to each Lender, its branch or affiliate, (a) initially, the office of each Lender; branch or affiliate identified on each Lender's signature page hereto, and (b) subsequently, such other office of each Lender, branch or affiliate as each Lender may designate to the Borrower and Administrative Agent as the office from which the Advances of each Lender will be made and maintained and for the account of which all payments of principal and interest on the Advances and all fees will thereafter be made. Lenders may have more than one Lending Office for the purpose of making Advances.

         "Letters of Credit" means the irrevocable standby letters of credit issued by Administrative Agent under and pursuant to the Prepetition Credit Agreement.

         "License" means, as to Borrower or any of its Subsidiaries, any license, permit, consent, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by, or any filing or registration with, any Tribunal or third Person (including without limitation, the FCC or any applicable PUC) necessary for such Person to own, build, maintain, or operate its business or Property.

         "Lien" means any mortgage, pledge, assignment, security interest, encumbrance, lien, statutory or otherwise, or charge of any kind, (or an equivalent under the laws of a country other than the US) or other priority or preferential arrangement having the practical effect of any of the foregoing, including without limitation any agreement to give or not to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction (except for the filing of a financing statement or notice in connection with (a) an operating lease or (b) the true consignment of goods to the Borrower or any Subsidiary of the Borrower as consignee).

         "Litigation" means any proceeding, claim, lawsuit, arbitration, and/or investigation conducted by or before any Tribunal or arbitrator, including without limitation proceedings, claims, lawsuits, and/or investigations under or pursuant to any environmental, occupational, safety and health, antitrust, unfair competition, securities, Tax, or other Law, or under or pursuant to any contract, agreement, or other instrument.

         "Loan Papers" means this Agreement, the Notes, the Unlimited Guaranties, the pledge agreements, the financing statements, and related documents entered into pursuant to this Agreement by the Borrower or any Obligor with any Lender or any Bank Affiliate, all security agreements, pledges, mortgages, deeds of trust, assignments, leasehold mortgages, leasehold deeds of trust, collateral assignments and other agreements and documentation relating to the Liens securing the Obligations, as each such agreement may be amended, modified, substituted, replaced or extended from time to time.

         "Loans" means the DIP Loans.

         "Majority Lenders" means (i) if there are three or fewer Lenders, all Lenders, and (ii) if there are four or more Lenders, any combination of Lenders having at least 66 2/3% of the aggregate amount of outstanding Advances hereunder, provided, however, that if no Advances are outstanding, such term means any combination of one or more Lenders having Total Specified Percentages equal to at least 66 2/3% of the aggregate Commitment.

         "Management Services Agreement" means that certain agreement between International Exchange Communications, Inc. and Matrix Telecom, Inc. executed on or about December 28, 2000.

         "Material Adverse Change" means any circumstance or event that is or could reasonably be expected to be a material and adverse change in the financial condition, business, operations, prospects, or Properties of the Debtor Entities on a consolidated basis from their condition on the Closing Date other than (x) filing the Chapter 11 Cases, or (y) as contemplated in the Approved Budget, or (z) the orderly liquidation of the Debtor Entities' Properties.

         "Maturity Date" means the earliest of (i) May 30, 2001, (ii) the date that is five (5) months after the Interim Borrowing Order Date, (iii) the effective date of a confirmed plan of reorganization in any of the Chapter 11 Cases, (iv) the date of distributions to any class of creditors, equity holders or other claimants under any plan of reorganization in any of the Chapter 11 Cases, (v) the date of termination in whole of the Commitments pursuant to Article IX hereof, (vi) the date that is fifteen
(15) days after the Petition Date, if neither the Interim Borrowing Order nor the Final Borrowing Order has been entered by the Court by such date,
(vii) the date that is forty-five (45) days after the Petition Date if the Final Borrowing Order has not been entered by the Court by such date, and
(viii) such date on which the total amount of outstanding Obligations are due and payable (including, without limitation, whether by acceleration, scheduled reduction of the Commitment to zero, mandatory or voluntary commitment reduction of the Commitment to zero, installment payments or otherwise).

         "Maximum Amount" means the maximum amount of interest which, under Applicable Law, a Lender is permitted to charge on the Obligations.

         "Multiemployer Plan" means a multiemployer plan, as defined in
Section 4001(a)(3) of ERISA, to which the Borrower or any of its Subsidiaries, or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

         "Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower, any of its Subsidiaries, or any ERISA Affiliate and at least one Person other than the Borrower, its Subsidiaries and any ERISA Affiliate, or (b) was so maintained and in respect of which the Borrower, any of its Subsidiaries, or any ERISA Affiliate could have liability under
Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

         "Net Proceeds" means the gross proceeds (excluding liabilities, assumed by a purchaser) received by the Borrower or any of its Subsidiaries in connection with or as a result of any Asset Sales, minus (so long as each of the following are estimated in good faith by the management of the Borrower and certified to the Lenders in detail acceptable to the Lenders by an Authorized Officer) (a) actual taxes estimated in good faith by the Responsible Officer incurred as a result of such sale (after giving effect to all tax benefits available to the Borrower and its Subsidiaries), (b) reasonable and customary transaction costs payable by the Borrower and any of its Subsidiaries that are related to such sale and payable to a Person other than an Affiliate of the Borrower and its Subsidiaries, and (c) in the case of Asset Sales, payment of any Debt secured by a Permitted Lien on the assets sold (excluding the Liens of the Lenders).

         "Notes" means each of the DIP Notes and "Note" means any DIP Note, as applicable in the context used, and in each case, with any extension, renewal or amendment thereof, or substitution therefor.

         "Obligations" means all present and future obligations, indebtedness and liabilities, and all renewals and extensions of all or any part thereof, of the Borrower and each other Obligor to Lenders and Administrative Agent arising from, by virtue of, or pursuant to this Agreement, any of the other Loan Papers and any and all renewals and extensions thereof or any part thereof, or future amendments thereto, any depository accounts or cash management services provided to the Borrower and each other Obligor (including charges for returned items, service charges and charges related to any Lender's acceptance of endorsements of negotiable instruments, drafts or notes), all interest accruing on all or any part of the foregoing and reasonable attorneys' fees incurred by the Administrative Agent for the preparation of this Agreement and consummation of this credit facility, execution of waivers, amendments and consents, and in connection with the enforcement or the collection of all or any part thereof, and reasonable attorneys' fees incurred by the Lenders in connection with the enforcement or the collection of all or any part of the Obligations during the continuance of an Event of Default, in each case whether such obligations, indebtedness and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several. Without limiting the generality of the foregoing, "Obligations" includes all amounts which would be owed by the Borrower, each other Debtor Entity, and each other Obligor and any other Person (other than Administrative Agent or Lenders) to Administrative Agent or Lenders under any Loan Paper, but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower, any other Debtor Entity, or any other Obligor or any other Person (including all such amounts which would become due or would be secured but for the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding of the Borrower, any other Debtor Entity, any other Obligor or any other Person under any Debtor Relief Law).

         "Obligor" means (a) the Borrower, (b) the other Debtor Entities (other than the Inactive Debtors), (c) each Subsidiary of the Borrower that executes a Loan Paper, and (d) each other Person the Property of which secures the performance of any of the Obligations.

         "Onyx Entities" means: (i) Onyx Networks, Inc., a Delaware corporation, Onyx Networks, Ltd., a Bermuda company, Onyx Networks International, Ltd., an Ireland company, Onyx Internet Ltd., a U.K. company; (ii) any newly formed or subsequently acquired direct or indirect Subsidiaries of the Persons described in clause (i), (iii) any newly formed holding company created to hold the equity interests in one or more of the Persons described herein, (other than Domestic Borrower, Foreign Borrower and every other Subsidiary listed on Schedule 5.01 (a) hereof).

         "Onyx Parent Company" means the single Onyx Entity for which each and every other Onyx Entity is a direct or indirect Subsidiary.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

         "Permitted Asset Sales" means Asset Sales approved by the Lenders in their sole discretion or as approved by the Court.

         "Permitted Liens" means, as applied to any Person:

         (a) any Lien in favor of the Lenders to secure the Obligations hereunder, or to secure the obligations under the Prepetition Credit Agreement;

         (b)(i) Liens on real estate for real estate Taxes not yet delinquent,
(ii) Liens created by statute or common law to secure the payments of rental amounts and other sums not yet due thereunder, (iii) Liens on leasehold interests created by the lessor in favor of any mortgagee of the leased premises, and (iv) Liens for Taxes, assessments, governmental charges, levies or claims that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on such Person's books, but only so long as no foreclosure, restraint, sale or similar proceedings have been commenced with respect thereto;

         (c) Liens of carriers, warehousemen, mechanics, laborers and materialmen and other similar Liens incurred in the ordinary course of business for sums not yet due or being contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

         (d) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or similar legislation;

         (e) Easements, right-of-way, restrictions and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person;

         (f) Liens securing trade payables to the extent that such Lien is created as a result of the shipment of goods under a reservation of title in a jurisdiction other than the United States and to a Foreign FB Subsidiary (other than PGE Fiber (Bermuda)) or a Foreign DB Subsidiary (other than PGE Fiber (Bermuda));

         (g) Any Liens existing on the Petition Date that are described on
Schedule 8.03 hereto and not otherwise described elsewhere in the definition of Permitted Liens, securing Debt existing on the Petition Date;

         (h) Liens securing deposits for utilities or telecommunications providers necessary to ensure the continued operation of business as approved by the Lenders in their sole discretion or approved by the Court; and

         (i) Liens securing retainers paid prior to the Petition Date for the reasonable professional fees and costs of professionals retained by the Debtor Entities approved by the court, to secure services rendered to the Debtor Entities.

         "Person" means an individual, partnership, joint venture, corporation, limited liability company, trust, Tribunal, unincorporated organization, and government, or any department, agency, or political subdivision thereof.

         "Petition Date" means December 29, 2000, with respect to the Borrower, means January 4, 2001 with respect to International Exchange Communications, Inc. and means January 3, 2001, with respect to the other Debtor Entities.

         "PGE Fiber" means PGE Fiber, L.L.C., a Delaware limited liability corporation.

         "PGE Fiber (Bermuda)" means PGE Fiber (Bermuda) Limited, a Bermuda company.

         "PGE Switzerland" means Pacific Gateway Exchange (Switzerland) AG.

         "Plan" means a Single Employer Plan or a Multiple Employer Plan.

         "Prepetition Credit Agreement" has the meaning ascribed thereto in the recitals of this Agreement.

         "Prepetition Debt" means Debt or other liability of any Debtor Entity or claim (within the meaning of Bankruptcy Code section 101(5)) against any Debtor Entity outstanding on the Petition Date, including the Existing Obligations.

         "Prohibited Transaction" has the meaning specified in Section 4975 of the Code or Section 406 of Title I of ERISA.

         "Property" means all types of real, personal, tangible, intangible, or mixed property, whether owned or hereafter acquired in fee simple or leased by the Borrower or any of its Subsidiaries.

         "PUC" means any state regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any network facility or long distance telecommunications systems or over Persons who own, construct or operate a network facility or long distance telecommunications systems, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in such state.

         "Release Date" means the date on which the Notes have been paid, all other Obligations due and owing have been paid and performed in full, and the DIP Commitment has been terminated.

         "Responsible Officer" means David Davis, or such other Person so designated pursuant to an order of the Court and approved by the Lenders, such approval not to be unreasonably withheld.

         "Restricted Payments" means, for the Borrower and its Subsidiaries, (a) any direct or indirect Distribution, dividend or other payment on account of any equity interest in, or shares of Capital Stock or other securities of the Borrower or its Subsidiaries (or the establishment of any sinking fund or otherwise the setting aside of any funds with respect thereto); (b) any management, consulting or other similar fees, or any interest thereon, payable by the Borrower or any of its Subsidiaries to any other Subsidiary and/or any other Affiliate of the Borrower (or the establishment of any sinking fund or otherwise the setting aside of any funds with respect thereto), but specifically excluding any consulting fees payable by the Borrower or any of its Subsidiaries to DSI or to a Person that is not an Affiliate of either Borrower; (c) loans or advances to employees and/or shareholders of the Borrower or its Subsidiaries, except advances to employees of the Borrower or its Subsidiaries for moving and travel expenses in the ordinary course of business; and (d) payments of any amounts, fees, advances, loans, investments or otherwise to any Subsidiary.

         "Reversed Cash Collateral Payment" has the meaning set forth in
Section 2.19 hereof.

         "Reversed DIP Payment" has the meaning set forth in Section 2.19 hereof.

         "Rights" means rights, remedies, powers, and privileges.

         "Rustelnet" means the Subsidiary organized under the law of the country of Russia, and identified on Schedule 5.01(a).

         "Single Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, other than a Multiple Employer Plan of the Borrower.

         "Special Counsel" means the law firm of Donohoe, Jameson & Carroll, P.C., Dallas, Texas, or such other individual or firm acting as special counsel to Administrative Agent, as designated by Administrative Agent from time to time.

         "Subordinated Indebtedness" means Debt of the Borrower that is unsecured and subordinated to the Obligations, such Debt in each case (a) to be pursuant to documentation containing terms and conditions no more onerous than this Agreement and the Loan Papers, (b) to have a maturity not less than one year after the Maturity Date, and (c) to be subordinated on terms and conditions acceptable to the Administrative Agent and the Majority Lenders in their sole discretion.

         "Subsidiary" of any Person means any corporation, limited liability company, partnership, joint venture, trust or estate incorporated or organized under the laws of the United States or any state therein, and of which (or in which) 50% or more of:

         (a) the outstanding Capital Stock having voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency),

         (b) the interest in the capital or profits of such partnership or joint venture, or

         (c) the beneficial interest of such trust or estate, is at the time directly or indirectly owned by such Person, by such Person and one or more of its Subsidiaries or by one or more of such Person's Subsidiaries, provided, however, that Pintouch LLC, and PGE Fiber shall not be deemed a Subsidiary.

         "TAT-14 Agreement" means that certain TAT-14 Cable Network Construction and Maintenance Agreement dated as of September 2, 1998 among Foreign Borrower and the other parties thereto, as amended from time to time.

         "Taxes" means all taxes, assessments, imposts, fees, or other charges at any time imposed by any Laws or Tribunal.

         "Total Specified Percentage" means, as to any Lender on any date of determination, the percentage that such Lender's outstanding Advances bears to the aggregate outstanding amount of Advances made by all Lenders hereunder, provided that, if there are no outstanding Advances hereunder, "Total Specified Percentage" shall mean for such Lender its DIP Specified Percentage.

         "Tribunal" means any state, commonwealth, federal, foreign, territorial, or other court or government body, subdivision, agency, department, commission, board, bureau, or instrumentality of a governmental body.

         "UCC" means the Uniform Commercial Code as adopted in the State of New York (or other applicable jurisdiction) on the Closing Date.

         "Unlimited Guaranty" means the Guaranty, executed in substantially similar form by each Domestic DB Subsidiary (other than PGE Fiber), guaranteeing payment and performance of the Obligations, substantially in the form of Exhibit G attached hereto, as such agreements may be amended, modified, renewed or extended from time to time, and each subsequent unlimited Guaranty in the form of Exhibit G hereto executed by any newly acquired or created Domestic DB Subsidiary, as each such agreement may be amended, modified, renewed or extended from time to time.

         "Voting Stock" of a Person means all classes of Capital Stock or other interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

         "Withdrawal Liability" has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

1.2. Accounting and Other Terms. All accounting terms used in this Agreement which are not otherwise defined herein shall be construed in accordance with GAAP on a consolidated basis for the Borrowers and their Subsidiaries, unless otherwise expressly stated herein. References herein to one gender shall be deemed to include all other genders. Except where the context otherwise requires, (a) definitions imparting the singular shall include the plural and vice versa, (b) all references to time are deemed to refer to central time and (c) the words "including", "includes" and words of like import are not limiting, but shall mean "including (without limitation)."

                       ARTICLE II. THE LOAN FACILITY

     2.01.     Loans.

         (a) DIP Loan. Each Lender severally agrees, on the terms and subject to the conditions hereinafter set forth, to make DIP Advances to the Borrower on a Business Day during the period from the Closing Date to the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding such Lender's DIP Specified Percentage of the DIP Availability. Each DIP Advance shall be used solely in accordance with the Approved
Budget and no later than five (5) days after the date of such DIP Advance. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow the DIP Advances; provided, however, that at no time shall the sum of all outstanding DIP Advances exceed the DIP Availability or the DIP Commitment. A DIP Advance will be deemed "used" within five (5) days after the date of such DIP Advance if, within such time, the Debtor Entities make payment by way of cash, wire transfer, delivery of a check or any other means, irrespective of whether a check is negotiated within such five (5) day period.

         (b) Intentionally Omitted.

    2.02  Making Advances.

         (a) Each Borrowing of DIP Advances shall be made upon the written notice of the Borrower, received by Administrative Agent not later than 12:00 noon Pacific Time on the date prior to such Borrowing. Each such notice of a Borrowing (a "Borrowing Notice") shall be by telecopy or telephone, promptly confirmed by letter, in substantially the form of Exhibit C hereto specifying therein:

              (i) the date of such proposed Borrowing, which shall be a Business Day;

              (ii) the amount of such proposed Borrowing which shall not exceed the unused portion of the DIP Commitment; and

              (iii) the certification by the Borrower that (i) the use of the Advance is in accordance with an Approved Budget and (ii) each of the conditions to Advances set forth in Article IV hereof have been satisfied.

         Administrative Agent shall promptly notify Lenders of each such notice. Each Lender shall, before 2:00 p.m. Pacific Time on the date of each DIP Advance make available to Administrative Agent, at its office at Bank of America Plaza, 901 Main Street, Dallas, Texas 75202, such Lender's DIP Specified Percentage of the aggregate DIP Advances to be made on that day in immediately available funds.

         (b) Unless any applicable condition specified in Article IV hereof has not been satisfied, as determined by the Administrative Agent in its discretion, Administrative Agent, upon receipt of fund from the Lenders, will make the funds promptly available to the Borrower by either (i) wiring such amounts pursuant to any wiring instructions, or (ii) depositing such amount in the account of the Borrower at the Administrative Agent, in each case as specified by the Borrower to the Administrative Agent in writing.

         (c) After giving effect to any Borrowing, the aggregate principal amount of outstanding DIP Advances shall not exceed the DIP Commitment.

         (d) Unless a Lender shall have notified Administrative Agent prior to the date of any Advance that it will not make available its DIP Specified Percentage of any DIP Advance, Administrative Agent may assume that such Lender has made the appropriate amount available in accordance with Section 2.02(a) hereof, and Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent any Lender shall not have made such amount available to Administrative Agent, such Lender and the Borrower severally agree to repay to Administrative Agent immediately on demand such corresponding amount together with interest thereon, from the date such amount is made available to the Borrower until the date such amount is repaid to Administrative
Agent, at (i) in the case of the Borrower, the Base Rate, and (ii) in the case of such Lender, the Federal Funds Rate.

         (e) The failure by any Lender to make available its DIP Specified Percentage of any DIP Advance hereunder shall not relieve any other Lender of its obligation, if any, to make available its DIP Specified Percentage of any DIP Advance. In no event, however, shall any Lender be responsible for the failure of any other Lender to make available any portion of any DIP Advance.

    2.03.     Evidence of Debt for Borrowed Money.

         (a) The DIP Advances made by each Lender under the DIP Loan shall be evidenced by a DIP Note in the amount of such Lender's DIP Specified Percentage of the maximum DIP Commitment.

         (b) Administrative Agent's and each Lender's records shall be presumptive evidence as to amounts owed Administrative Agent and such Lender under the Notes and this Agreement.

    2.04.     Intentionally Omitted.

    2.05.     Mandatory Payments from Cash Collateral and Asset Sales.

         (a) Payments of Lenders' Cash Collateral to Reduce Existing Obligations. The Borrower and the other Debtor Entities shall, immediately upon receipt, remit to the Lenders, so that the funds are to be received by the Administrative Agent no later than the next Business Day after receipt (or the next Business Day after the Interim Borrowing Order Date, in the course of Cash Collateral existing on such Interim Borrowing Order Date), to be applied against obligations owed under the Prepetition Credit Agreement, an amount equal to 100% of the Lenders' Cash Collateral, including without limitation, all Cash Collateral, existing on the Petition Date or the Interim Borrowing Order Date, all collections on accounts existing on the Petition Date, and 100% of the Net Proceeds of any Asset Sale to the extent such assets are part of the Existing Collateral; provided that no such repayment will be required if the Property sold is subject to a Permitted Lien and all the proceeds are used to pay the Debt secured by such Permitted Lien. The Debtor Entities shall not use the Lenders' Cash Collateral and shall immediately upon receipt, remit all the Lenders' Cash Collateral to the Lenders in accordance with this Section
2.05 to be applied against obligations owed under the Prepetition Credit Agreement. In furtherance of this obligation, the Debtor Entities shall notify all payors on accounts receivable owing to the Debtor Entities to remit payments to a lock box account maintained with the Administrative Agent and shall enter into a lock box agreement with the Administrative Agent which authorizes the Administrative Agent to apply all collections in the lock box account as set forth herein.

         (b) Repayments of Loans Under this Agreement other than from Cash Collateral. To the extent that Borrower or any other Debtor Entity (x) consummates any Asset Sale: (i) of assets that are not part of the Existing Collateral, or (ii) subsequent to repayment of all obligations under the Prepetition Credit Agreement or (y) collects any accounts arising after the Petition Date or subsequent to repayment of all obligations under the Prepetition Credit Agreement, then the Borrower or other Debtor Entity, as applicable, shall immediately repay the Obligations under the DIP Loans in an amount equal to 100% of the Net Proceeds of any such transaction; provided that no such repayments will be required if the Property sold is subject to a Permitted Lien and all the proceeds are used to pay the Debt secured by such Permitted Lien.

         (c) Collections of Amounts Owed to Foreign Borrower and Foreign DB Subsidiaries. Notwithstanding anything herein to the contrary, to the extent any Debtor Entity receives funds with respect to collections of amounts owed to the Foreign Borrower or any Foreign DB Subsidiary, the Debtor Entity shall remit such funds to the Foreign Borrower or Foreign DB Subsidiary, as applicable, subject to whatever Rights and Liens the Lenders may have with respect to such funds with respect to the applicable Foreign Borrower or Foreign DB Subsidiary.

    2.06.     Other Repayments.

         (a) Availability Reduction. On the date of a reduction of the DIP Availability pursuant to Section 2.11 hereof, the aggregate amount of outstanding DIP Advances in excess of the DIP Availability as reduced, shall be immediately due and payable.

         (b) Maturity Date. All outstanding DIP Advances and all other Obligations shall be due and payable in full on the Maturity Date.

         (c) Repayments, Generally. Any repayments shall be without premium or penalty.

    2.07. Existing Letters of Credit. Each Lender may continue to hold any cash collateral pledged prior to the applicable Petition Date to secure any letters of credit issued by any of the Lenders, including Bank of America, N.A. with respect to any letters of credit issued under the Prepetition
Credit Agreement or separate applications and/or agreements other than the Prepetition Credit Agreement, so long as any such letter of credit remains outstanding and undrawn. To the extent that any such letter of credit is drawn, the Lender holding such cash collateral may apply it to satisfy the related reimbursement obligation. To the extent that any such letter of credit expires without being drawn, the Lender shall transfer such Cash Collateral to the Administrative Agent to be applied as a payment of Cash Collateral under Section 2.05 hereof and such payment shall increase the DIP Availability to the extent provided in Section 2.14 hereof.

    2.08.     Intentionally Omitted.

    2.09.     Intentionally Omitted.

    2.10.     Agency Fees.

         (a) The Borrower shall pay to Administrative Agent an agency fee of $5,000 per month, payable in advance on the first Business Day of each month until all Obligations have been paid in full and the DIP Commitment has been terminated.

    2.11.    Adjustment of DIP Commitment and DIP Availability.

         (a) Mandatory Termination of the DIP Commitment. The DIP Commitment shall automatically be reduced to zero and terminate on the Maturity Date.

         (b) No Increase in DIP Availability Due to Repayments From Asset Sales. The DIP Availability shall not be increased by the amount the Existing Obligations are repaid pursuant to Section 2.05 hereof as a result of any Asset Sales of the Borrower or any of its Subsidiaries (this provision in and of itself not constituting permission to effectuate any Asset Sales).
As a result, the Net Proceeds of Asset Sales required to be repaid to the Lenders pursuant to Section 2.05 will not be available to be reborrowed.

         (c)  Intentionally Omitted.

         (d) Change of Control. If any Change of Control shall have occurred, the DIP Commitment shall immediately and automatically be reduced to zero.

    2.12.    Intentionally Omitted.

    2.13.    Computations and Manner of Payments.

         (a) The Borrower shall make each payment hereunder and under the other Loan Papers not later than 1:00 p.m. Pacific Time on the day when due in same day funds (by wire transfer or otherwise) to Administrative Agent, for the account of Lenders unless otherwise specifically provided herein, at Administrative Agent's office at Bank of America Plaza, 901 Main Street, Dallas, Texas 75202, referencing Pacific Gateway Exchange, Inc., as DIP. No later than the end of each day when each payment hereunder is made, the Borrower shall notify Loan Operations at (214) 209-0989 or such other Person as Administrative Agent may from time to time specify.

         (b) Unless Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due hereunder that the Borrower will not make payment in full, Administrative Agent may assume that such payment is so made on such date and may, in reliance upon such assumption, make distributions to Lenders. If and to the extent the Borrower has not made such payment in full, each Lender shall repay to Administrative Agent forthwith on demand the applicable amount distributed, together with interest thereon at the Federal Funds Rate, from the date of distribution until the date of repayment. The Borrower hereby authorizes each Lender, if and to the extent payment is not made when due hereunder, to charge the amount so due against any account of the Borrower with such Lender.

         (c) All payments under the Loan Papers shall be made in United States dollars.

         (d) Whenever any payment to be made hereunder or under any other Loan Papers shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, if applicable.

     2.14.    Application of Payments; Increase of DIP Availability.

         (a) Repayments of the obligations under the Prepetition Credit Agreement shall be applied as set forth in the Prepetition Credit Agreement.

         (b) To the extent Cash Collateral is applied after the Closing Date to reduce the Existing Obligations, other than repayments from the proceeds of Asset Sales, and to the extent such repayments are not reborrowed pursuant to this Agreement, the DIP Availability shall be increased by such amount, subject in each case to Section 2.11 of this Agreement; and provided that in no case shall the DIP Availability exceed the DIP Commitment.

    2.15.    Intentionally Omitted.

    2.16. Use of Proceeds. The Advances shall be available (and the Borrower and its Subsidiaries shall use such proceeds) only in accordance with the Approved Budget and not for any purpose prohibited by Section 6.08 hereof.

    2.17.    Collateral and Collateral Call.

         (a) DIP Obligations. To the extent that any Debtor Entity's use of any funds advanced pursuant to this Agreement results in diminution of the value of the Existing Collateral, the DIP Obligations are secured by (i) a first priority security interest, senior to the security interest securing the Existing Obligations, in all tangible and intangible assets of the Borrower, including current and future IRU Agreements, but junior to valid, non-avoidable Liens existing on the Petition Date in favor of Persons other than the Lenders which Liens are senior to the Existing Collateral, junior to the Liens set forth in clauses (h) and (i) of the definition of Permitted Liens and excluding (A) certain assets set forth on Schedule 8.13 hereof or approved by the Majority Lenders that may not by contract or law be pledged or assigned, (B) the Excluded IRU Agreements, (C) the Avoidance Actions; and (D) Capital Stock in Subsidiaries organized under the laws of foreign countries (which are covered elsewhere in this Section 2.17(a)),
(ii) a first priority security interest senior to the security interest securing the Existing Obligations, in 66% of the Capital Stock of Foreign Borrower; (iii) a first priority security interest, senior to the security interest securing Existing Obligations, in 100% of the Capital Stock of all Domestic DB Subsidiaries; (iv) a first priority security interest, senior to the security interest securing the Existing Obligations, in 66% of Capital Stock of all Foreign DB Subsidiaries that are owned by a Domestic
DB Subsidiary; (v) Guaranties by all Domestic DB Subsidiaries (other than Inactive Debtors and PGE Fiber), which Guaranties shall be secured by a first perfected security interest, senior to the security interest securing the Existing Obligations, in all tangible and intangible assets (including intercompany loans) of such Domestic DB Subsidiaries including current and future IRU Agreements, but junior to valid, non-avoidable Liens existing on the Closing Date in favor of Persons other than the Lenders which Liens are senior to the Existing Collateral and which are Permitted Liens, and excluding (A) certain assets set forth on Schedule 8.13 hereof or approved by the Majority Lenders that may not by contract or law be pledged or assigned, (B) the Excluded IRU Agreements, (C) the Avoidance Actions, (D) any assets of PGE Fiber and (E) Capital Stock in Subsidiaries organized under the laws of foreign countries to the extent that such stock would not be pledged by the Borrower pursuant to this Section 2.17(a) if the Subsidiary were owned directly by the Borrower (collectively, together with all other Properties or assets of the Borrowers, the Subsidiaries and other Persons securing the Obligations under the DIP Loan from time to time, the "Domestic Collateral"). The Borrower agrees that it will, and will cause the Domestic DB Subsidiaries to execute and deliver, or cause to be executed and delivered, such documents as the Administrative Agent may from time to time request to create and perfect a Lien for the benefit of the Administrative Agent and the Lenders in the Domestic Collateral; provided, that no such steps shall be required to perfect security interests in the Domestic Collateral of the Debtor Entities.

         (b) Perfection; Collateral Call. The security interests in the Domestic Collateral of the Debtor Entities shall be deemed perfected without the Administrative Agent or the Lenders taking any action whatsoever. Notwithstanding the foregoing, the Debtor Entities agree, promptly upon request by the Administrative Agent, to take all actions necessary or advisable to promptly grant and perfect to the Administrative Agent on behalf of the Lenders a Lien and/or security interest in all or any portion of the Domestic Collateral (whether through delivery of Capital Stock or otherwise), including to pledge/mortgage or grant a first priority security interest in real property to secure the Obligations, provided that under no circumstances shall the Borrower or its Subsidiaries be required to grant a Lien and/or security interest in assets which are prohibited by Law.

     2.18. Superpriority Nature of Obligations; Carveout. To the extent that any Debtor Entity's use of any funds advanced pursuant to this Agreement results in diminution of the value of the Existing Collateral, the DIP Obligations shall constitute allowed administrative expense claims in the Chapter 11 Cases (other than the bankruptcy cases of the Inactive Debtors) with priority under Section 364(c)(1) of the Bankruptcy Code over any and all other administrative expenses of the kind specified or ordered pursuant to any provision of the Bankruptcy Code, including Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a) and 507(b) of the Bankruptcy Code;
provided that, the priority status of the DIP Obligations and the Liens securing the same shall not extend to Avoidance Actions (or the proceeds of Avoidance Actions) and shall be subject to: (i) fees payable to the clerk of the Court or the United States Trustee pursuant to 28 U.S.C.
Section 1930(a)(6); (ii) after and from the date of the occurrence of an Event of Default (to the extent that such Event of Default is continuing and has not been waived by the Lenders), professional fees and expenses (including the fees and expenses of DSI) allowed in the Chapter 11 Cases in an aggregate amount (determined without regard to fees and expenses awarded or otherwise paid on an interim basis or fees and expenses satisfied by draws on a pre-petition retainer, without duplication) not to exceed $600,000;
and (iii) up to $50,000 of fees, in the aggregate, payable to any Chapter 7 trustee and trustee's counsel appointed for the estate of any Debtor
Entity.

     2.19. Reservation with Respect to Existing Obligations and Existing Collateral. Nothing in this Agreement shall be deemed to validate any of the Existing Obligations or any of the Existing Collateral. To the extent that (x) any payment is made to the Lenders pursuant to Section 2.05(a) of this Agreement and it is subsequently determined by a Final Order that the funds used to make such payment did not constitute the Lenders' Cash Collateral or the Lien or Obligations related to such Cash Collateral is avoided (the "Reversed Cash Collateral Payment"), or (y) any payment is made to the Lenders pursuant to Section 2.05(b), is not reborrowed, and it is subsequently determined by a Final Order that the funds used to make such payment (i) constituted a Reversed Cash Collateral Payment, (ii) were not subject to the Liens securing DIP Obligations provided under Section 2.17, and (iii) exceeded the amount of the administrative priority provided under Section 2.18 (collectively a "Reversed DIP Payment"), then the parties shall be returned to the status quo ante. Any reborrowings of any Reversed Cash Collateral Payments that have been made as DIP Advances under this Agreement shall be reversed so that such DIP Advances are deemed to be repaid and the Existing Obligations are increased by a corresponding amount, in each case without any cash payments being made. Any Reversed DIP Payment that is not reborrowed and any Reversed DIP Payment and any Reversed Cash Collateral Payment that is not reborrowed may be avoided to the extent it allows the Lenders to receive a distribution in excess of their share of such Reversed Cash Collateral Payment or Reversed DIP Payment, pro rata with general unsecured non-priority claims of the applicable Debtor Entity.

                      ARTICLE III. INTENTIONALLY OMITTED



                       ARTICLE IV. CONDITIONS PRECEDENT

    4.01. Conditions Precedent to the Closing Date. The occurrence of the Closing Date is subject to receipt by the Administrative Agent of each of the following, in form and substance satisfactory to the Administrative
Agent, with a copy (except for the Notes) for each Lender:

         (a) a loan certificate of the Borrower certifying as to the accuracy of its representations and warranties in the Loan Papers certifying that no Default or Event of Default has occurred under the terms of this Agreement and including a certificate of incumbency with respect to each Authorized Officer;

         (b) duly executed DIP Notes by the Borrower, payable to the order of each Lender, equal to its Applicable Specified Percentages of the maximum amount of the DIP Commitment;

         (c) a loan certificate of the Borrower certifying that a copy of the resolutions of the Borrower and each of its applicable Subsidiaries authorizing such entity to execute, deliver and perform this Agreement, the DIP Notes and the other Loan Papers to which each such entity is a party is attached and is a true and accurate copy;

         (d) in form and substance acceptable to Administrative Agent, a duly executed and completed security agreement granting a security interest in the Domestic Collateral of each Debtor Entity.

         (e) in form and substance acceptable to the Administrative Agent, a duly executed and completed pledge agreement or share charge by the Borrower pledging or charging 66% of the Capital Stock of each Foreign DB Subsidiary owned by a Domestic DB Subsidiary or by the Borrower, including the Foreign Borrower;

         (f) in form and substance acceptable to the Administrative Agent, a duly executed and completed pledge agreement pledging 100% of the Capital Stock of the Domestic DB Subsidiaries;

         (g) in form and substance acceptable to the Administrative Agent, Unlimited Guaranties executed by each of the Debtor Entities (other than the Borrower and the Inactive Debtors) and Domestic DB Subsidiaries (other than the Inactive Debtors) guaranteeing the Obligations;

         (h) original stock or membership certificates, as applicable, constituting the pledged Capital Stock of the Subsidiaries as described in
(e) and (f) above, together with stock powers executed in blank, and all UCC filings requested by the Administrative Agent;

         (i) intentionally omitted;

         (j) intentionally omitted;

         (k) all other Loan Papers to be delivered on the Closing Date duly executed and completed, dated the Closing Date;

         (l) intentionally omitted;

         (m) receipt by Administrative Agent, (A) on behalf of O'Melveny & Myers LLP, via wire transfer, payment of all fees and expenses of O'Melveny & Myers LLP through the date of this Agreement together with a retainer in the amount of $100,000, to reimburse Administrative Agent for legal fees to be incurred by O'Melveny & Myers LLP after the date hereof, such retainer to be held by O'Melveny & Myers LLP, and (B) on behalf of Arthur Andersen, LLP, via wire transfer, payment of fees and expenses of Arthur Andersen, LLP through the date of this Agreement plus a retainer in the amount of $100,000 to reimburse Administrative Agent for advisory fees to be incurred by Arthur Andersen, LLP after the date hereof, such retainer to be held by Arthur Andersen, LLP;

         (n) evidence that all corporate proceedings of the Borrower and each of its Subsidiaries have taken place in connection with the transactions contemplated by this Agreement, the Prepetition Credit Agreement Amendment, and the other Loan Papers, which shall be reasonably satisfactory in form and substance to the Lenders and their counsel; and the Lenders shall have received copies of all documents or other evidence which the Administrative Agent, their counsel or any Lender may reasonably request in connection with such transactions;

         (o) a duly completed Compliance Certificate for Borrower and its Subsidiaries;

         (p) the Interim Borrowing Order entered by the Court, which order shall be unstayed by the Court, and such Interim Borrowing Order shall provide, among other things, that (a) upon delivery of three (3) Business Days' written notice to Borrowers, statutory committees and the U.S. Trustee, the Administrative Agent may pursue its remedies upon the occurrence of an Event of Default under Sections 9.01(a) or (e) of this Agreement, and (b) any claims to surcharge Administrative Agent's security interest in the Domestic Collateral under section 506(c) of the Bankruptcy Code are waived until such time as the Lenders elect to exercise remedies under Section 9.02(b);

         (q) the First Day Orders entered by the Court, which orders shall be in form and substance satisfactory to Administrative Agent;

         (r) the Approved Budget;

         (s) a lock box agreement, as required by Section 2.05(a); and

         (t) in form and substance satisfactory to the Administrative Agent, the Lenders and their counsel, such other documents, instruments and certificates as the Administrative Agent or any Lender may reasonably require in connection with the transactions contemplated hereby, including without limitation the status, organization or authority of the Borrower or any of its Subsidiaries and the enforceability of and security for the Obligations.

    4.02. Conditions Precedent to All Advances. The obligation of each Lender to make each DIP Advance hereunder shall be subject to the further conditions precedent that on the date of such DIP Advance [Note: these conditions shall be set forth in the form of Borrowing Notice].

         (a) All of the representations and warranties of the Borrower under this Agreement shall be true and correct at such time in all material respects, both before and after giving effect to the application of the proceeds of the DIP Advance, except those representations and warranties that specifically speak as of a particular date;

         (b) The incumbency of the Authorized Officers shall be as stated in the certificate of incumbency delivered in the Borrower's loan certificate pursuant to Section 4.01 (a) or as subsequently modified and reflected in a certificate of incumbency delivered to the Administrative Agent. The
Lenders may, without waiving this condition, consider it fulfilled and a representation by the Borrower made to such effect if no written notice to the contrary, dated on or before the date of such Advance, is received by the Administrative Agent from the Borrower prior to the making of such Advance;

         (c) There shall not exist a Default or an Event of Default hereunder and none shall exist as a result of making any such DIP Advance, and the Administrative Agent shall have received written or telephonic certification thereof by an Authorized Officer (which certification, if telephonic, shall be followed promptly by written certification);

         (d)  No Material Adverse Change has occurred and is continuing;

         (e) The aggregate outstanding DIP Advances after giving effect to such proposed DIP Advance, shall not exceed the DIP Commitment;

         (f) Certification in a Compliance Certificate from and calculations by Borrower demonstrating compliance with the Approved Budget;

         (g) No pleading or application shall have been filed in the Court by any Debtor Entity and no pleading or application filed by any other Person shall have been granted, if such pleading or application seeks (i) to dismiss or convert any of the Chapter 11 Cases to a Chapter 7 Case, (ii) the appointment of a Chapter 11 trustee in any of the Chapter 11 Cases,
(iii) the appointment of an examiner having enlarged powers relating to the operation of the business of any of the Debtor Entities (beyond those set forth under Section 1106(a)(3) and (4) of the Bankruptcy Code) under

Section 1106(b) of the Bankruptcy Code, (iv) the granting of a super-priority claim or a Lien pari passu or senior to that of Administrative Agent in the Loan Papers, including the Interim Borrowing Order and the Final Borrowing Order, (v) to stay, reverse, vacate, or otherwise modify the Interim Borrowing Order or the Final Borrowing Order without the prior written consent of Administrative Agent and Lenders, or
(vi) relief from the automatic stay (or any other injunction having similar effect) so as to allow a third party to proceed against any property or asset of the Debtor Entities, provided that such property or asset is of material value to the Debtor Entities, given the Liens on such property or asset in favor of Persons other than the Lenders and the costs of maintaining such property or asset;

         (h) The Administrative Agent shall have received before the date of such Advance, (i) in accordance with the provisions of Section 2.02, an executed Borrowing Notice, in each case signed by the Responsible Officer, chief executive officer, the chief financial officer or the treasurer of the Borrower or by any other authorized signatory of the Borrower, and (ii) with a certificate executed by the chief financial officer of Company certifying to Administrative Agent that, such chief financial officer is not aware of any information contained in the Compliance Certificate which is false or misleading or of any omission of information which causes such to Compliance Certificate be false or misleading and that the proceeds of the Loans requested on the date of such Advance shall be applied as specified in such Approved Budget;

         (i) The Interim Borrowing Order and/or the Final Borrowing Order, as applicable, shall be in full force and effect and shall be unstayed; and

         (j) Each DIP Advance shall be used solely in accordance with the Approved Budget and no later than five (5) days after the date of such DIP Advance, as set forth in Section 2.01(a).

                ARTICLE V. REPRESENTATIONS AND WARRANTIES

    5.01. Representations and Warranties. The Borrower hereby represents and warrants to each Lender as follows:

         (a) The respective jurisdictions of incorporation and percentage ownership of its subsidiaries, including a designation of the DB Subsidiaries, the FB Subsidiaries and the Foreign DB Subsidiaries, on the Closing Date and listed on Schedule 5.01(a) hereto are true and correct. Each of the Debtor Entities is an entity duly organized, validly existing and in good standing under the laws of its state or country of organization except (i) to the extent contemplated in the Approved Budget, (ii) as necessary to conduct an orderly liquidation of such Properties, or (iii) where the failure to qualify could not reasonably be expected to cause a Material Adverse Change. Subject to compliance with any applicable provision of the Bankruptcy Code, each of the Debtor Entities has the corporate power and corporate authority to own its properties and to carry on its business as now being conducted. Each of the Debtor Entities is duly qualified, in good standing and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification or authorization, except (i) to the extent contemplated in the Approved Budget, (ii) as necessary to conduct orderly liquidations of such Properties, or (iii) where the failure to so qualify could not reasonably be expected to cause a Material Adverse Change.

         (b) Subject to compliance with any applicable provisions of the Bankruptcy Code, each Obligor has the corporate power and has taken all necessary corporate action to authorize it to borrow hereunder and to execute, deliver and perform the Loan Papers to which it is party in accordance with the terms thereof, and to consummate the transactions contemplated thereby. Each Loan Paper has been duly executed and delivered by each Obligor executing it and, upon Court approval, each of the Loan Papers will be a legal, valid and binding obligation of each Obligor, as applicable, enforceable in accordance with its terms, subject to the following qualifications: (i) equitable principles generally, and (ii) bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors' rights generally.

         (c) The execution, delivery and performance by the Borrower and its Subsidiaries of the other Loan Papers to which they are respectively a party, and the consummation of the transactions contemplated thereby, do not and will not, upon Court approval, (i) require any consent or approval not already obtained, (ii) violate any Applicable Law, (iii) conflict with, result in a breach of, or constitute a default under the articles of incorporation or bylaws (or memorandum of association or by-laws) of the Borrower and its Subsidiaries, or under any material License, indenture, agreement or other instrument, to which any of the Debtor Entities is a party or beneficiary of, or by which they or their respective Properties may be bound, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Obligor, except Permitted Liens, except, with respect to any of the foregoing, which could not reasonably be expected to cause a Material Adverse Change.

         (d)  Intentionally omitted.

         (e)  Intentionally omitted.

         (f) Except as set forth on Schedule 5.01(f) hereto, as of the Closing Date, the Borrower is not aware of any event or circumstance constituting noncompliance by any of the Debtor Entities (or any Person alleging noncompliance) with any rule or regulation of the FCC or any applicable PUC that could reasonably be expected to cause a Material Adverse Change. On each date after the Closing Date on which this representation is deemed to be made, the Borrower is not aware of any event or circumstance constituting noncompliance by the Debtor Entities (or any Person alleging noncompliance) with any rule or regulation of the FCC or any applicable
PUC, which such event or circumstance could reasonably be expected to cause a Material Adverse Change.

         (g) On the Closing Date, the Obligors have good and indefeasible title to, or a valid leasehold interest in, all of their material assets and Properties. On each date after the Closing Date on which this representation is deemed to be made, the Obligors have good and indefeasible title to, or a valid leasehold interest in, all of their material assets and Properties, in which any such failure could reasonably be expected to cause a Material Adverse Change. Except Permitted Liens, there are no Liens on the assets of the Obligors.

         (h) On the Closing Date, except for (i) the Chapter 11 Cases or the Chapter 11 cases of any other Domestic DB Subsidiaries, (ii) litigation stayed by the filing of the Chapter 11 Cases and (iii) as reflected on
Schedule 5.01(h) hereto or publicly reported shareholder class action suits, there is no material action, suit, proceeding or any other
Litigation pending against, any of the Obligors, or in any other manner relating directly and materially adversely to any of the Obligors, or any of their material Properties, in any court or before any arbitrator of any kind or before or by any governmental body which could reasonably be expected to cause a Material Adverse Change. On each date after the Closing Date on which this representation is deemed to be made, there is no action, suit, proceeding or any other Litigation pending against, any of the Obligors, or in any other manner relating to any of the Obligors, or any of their Properties, in any court or before any arbitrator of any kind or before or by any governmental body, which could reasonably be expected to cause a Material Adverse Change other than (i) the Chapter 11 Cases or the Chapter 11 cases of any other Domestic DB Subsidiaries, (ii) litigation stayed by the filing of the Chapter 11 Cases and (iii) litigation described on Schedule 5.01(h) hereto or publicly reported shareholder class action suits.

         (i) To the knowledge of the Debtor Entities, and except to the extent excused by the Court, the Bankruptcy Code or Applicable Law, all material federal, state and other Tax returns of the any of the Obligors required by law to be filed have been duly filed and all Taxes, assessments and governmental charges or levies imposed upon of any of the Obligors or any of their Properties, income, profits and assets, except those that are diligently contested in good faith by the Obligors and for which adequate reserves have been established in accordance with GAAP, and no Lien (other than a Permitted Lien) has attached and no foreclosure, distrait, sale or similar proceedings have been commenced.

         (j) The Borrower has furnished or caused to be furnished to the Lenders copies of its financial statements as of September 30, 2000 as set forth in its report on Form 10Q, which have been prepared in good faith and are complete in all material respects. Each such statement presents fairly in all material respects and in accordance with GAAP the financial position of the Borrower and its Subsidiaries as at such dates, and the results of operations for the periods then ended. The Obligors and, to the best of the Borrower's knowledge, any of its Subsidiaries have no material liabilities, contingent or otherwise, nor material losses, except as disclosed in writing to the Lenders prior to the Closing Date or as disclosed on any subsequent financial statements.

         (k) None of the Borrower or its Controlled Group maintains or contributes to any Plan other than those disclosed to the Administrative Agent in writing. Each such Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and any other applicable Federal or state law, rule or regulation. With respect to each Plan of the Borrower and each member of its Controlled Group (other than a Multiemployer Plan), all reports required under ERISA or any other Applicable Law to be filed with any governmental authority, the failure of which to file could reasonably result in liability of the Borrower or any member of its Controlled Group in excess of $100,000, have been duly filed. All such reports are true and correct in all material respects as of the date given. No such Plan of the Borrower or any member of its Controlled Group has any accumulated funding deficiency (as defined in Section 412(a) of the Code) (without regard to any waiver granted under Section 412 of the
Code), nor has any funding waiver from the Internal Revenue Service been received or requested. None of the Borrower or any member of its Controlled Group has failed to make any contribution or pay any amount due or owing as required by Section 412 of the Code or Section 302 of ERISA or the terms of any such Plan prior to the due date under Section 412 of the Code and
Section 302 of ERISA. There has been no ERISA Event or any event requiring disclosure under Section 4041(c)(3)(C), 4068(f), 4063(a) or 4043(b) of
ERISA with respect to any Plan or trust of the Borrower or any member of its Controlled Group since the effective date of ERISA. The value of the assets of each Plan (other than a Multiemployer Plan) of the Borrower and each member of its Controlled Group equaled or exceeded the present value of the benefit liabilities, as defined in Title IV of ERISA, of each such Plan as of the most recent valuation date using Plan actuarial assumptions at such date. There are no pending or, to the best of the Borrower's knowledge, threatened claims, lawsuits or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and neither the Borrower nor any member of its Controlled Group has knowledge of any threatened Litigation or claims against, (i) the assets of any Plan or trust or against any fiduciary of a Plan with respect to the operation of such Plan, or (ii) the assets of any employee welfare benefit plan within the meaning of Section 3(1) or ERISA, or against any fiduciary thereof with respect to the operation of any such plan. None of the Borrower or any member of its Controlled Group has engaged in any non-exempt prohibited transactions, within the meaning of Section 406 or Section 4.08 of ERISA or Section 4975 of the Code, in connection with any Plan. None of the Borrower or any member of its Controlled Group has incurred or reasonably expects to incur (A) any liability under Title IV of ERISA
(other than premiums due under Section 4007 of ERISA to the PBGC), (B) any withdrawal liability (and no event has occurred which with the giving of notice under Section 4219 of ERISA would result in such liability) under
Section 4201 of ERISA as a result of a complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from a Multiemployer Plan, or (C) any liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. None of the Borrower, any member of its Controlled Group, or any organization to which the Borrower or any member of its Controlled Group is a successor or parent corporation within the meaning of ERISA Section 4069(b), has engaged in a transaction within the meaning of ERISA Section 4069. None of the Borrower or any member of its Controlled Group maintains or has established any welfare benefit plan within the meaning of Section 3(1) of ERISA which provides for continuing benefits or coverage for any participant or any beneficiary of any participant after such participant's termination of employment except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the regulations thereunder, and at the expense of the participant or the beneficiary of the participant, or retiree medical liabilities. Each of the Borrower and its Controlled Group which maintains a welfare benefit plan within the meaning of Section 3(1) of ERISA has complied in all material respects with any applicable notice and continuation requirements of COBRA and the regulations thereunder.

         (l) None of the Obligors is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System, and no part of the proceeds of the DIP Advances will be used to purchase or carry any margin stock (as defined by Regulation U) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Not more than 25% of the assets of any of the Obligors are margin stock (as defined by Regulation U), and none of the Capital Stock of the Borrower's Subsidiaries is margin stock. None of the Obligors, nor any agent acting on their behalf, has taken or will knowingly take any action which might cause this Agreement or any Loan Papers to violate any regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

         (m) To the best of their knowledge, the Borrower and its Subsidiaries are in compliance with all of the material provisions of their articles of incorporation and by-laws.

         (n) Neither the Borrower, nor any of its Subsidiaries is required to register under the provisions of the Investment Company Act of 1940, as amended. Neither the entering into or performance by the Borrower of this Agreement nor the issuance of the DIP Notes, nor the execution, delivery and performance of the obligations under the Loan Papers by the Borrower and its Subsidiaries, violates any provision of such act or requires any consent, approval, or authorization of, or registration with, the Securities and Exchange Commission or any other governmental or public body of authority pursuant to any provisions of such act.

         (o) On the Closing Date, none of the Obligors has any actual knowledge or reason to believe that any substance deemed hazardous by any applicable Environmental Law, has been installed on any real property now owned by the Borrower or any of its Subsidiaries, except (i) for hazardous substances the presence of which is not in violation of law and (ii) as disclosed in writing to the Lenders. On each date after the Closing Date on which this representation is deemed to be made, none of the Obligors has any actual knowledge or reason to believe that any substance deemed hazardous by any applicable Environmental Law, has been installed in violation of law on any real property now owned by the Borrower or any of its Subsidiaries except as disclosed to the Lenders in writing, and which could, in the reasonable judgment of the Borrower, be expected to cause a Material Adverse Change. As of the Closing Date, none of the Obligors is in violation of or subject to any existing, pending or, to the best of Borrower's knowledge, threatened investigation or inquiry by any governmental authority or to any material remedial obligations under any applicable Environmental Laws, and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to any real property of the Borrower or its Subsidiaries. On each date after the Closing Date on which this representation is deemed to be made, none of the Obligors is in violation of or subject to any existing, pending or, to the best of either Borrower's knowledge, threatened investigation or inquiry by any governmental authority or to any material remedial obligations under any applicable Environmental Laws which could reasonably be expected to cause a Material Adverse Change, and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to any real property of the Borrower or its Subsidiaries. None of the Obligors is required to obtain any permits, Licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures, and equipment forming a part of any real property of the Borrower or any of its Subsidiaries by reason of any applicable Environmental Laws, except those that have been obtained. As of the Closing Date, none of the Obligors has actual knowledge or reason to believe, after reasonable investigation, that any hazardous substances or solid wastes have been disposed of or otherwise released on or to the real property of the Borrower or any of its Subsidiaries in violation of any applicable Environmental Law, except as could be not reasonably be expected to cause a Material Adverse Change. On each date after the Closing Date on which this representation is deemed to be made, none of the Obligors has actual knowledge or reason to believe, that any hazardous substances or solid wastes have been disposed of or otherwise released on or to the real property of either Borrower any of its Subsidiaries, within the meaning of the applicable Environmental Laws, except as disclosed to the Lenders and which such disposal or release could not reasonably be expected to cause a Material Adverse Change.

         (p) All Capital Stock of the Obligors has been duly authorized and validly issued, and is fully paid and nonassessable. The Capital Stock described on Schedule 5.01(a) hereto constitutes all the issued and outstanding Capital Stock of the Borrower and all the direct and indirect Subsidiaries of the Borrower. No Person has conversion rights with respect to, or any subscription rights, calls, commitments or claims of any character for, or any repurchase or redemption options relating to, the Capital Stock of the Borrower or its Subsidiaries, other than those rights that have been waived, except as disclosed on Schedule 5.01(p). The Capital Stock of the Obligors when issued or sold, was either (i) registered or qualified under applicable federal or state securities laws, or (ii) exempt therefrom.

         (q) No broker's, finder's or other fee or commission will be payable by the any of the Obligors (other than to the Lenders or their Affiliates hereunder) with respect to the making of the DIP Commitment or the DIP Advances hereunder. The Borrower agrees to indemnify and hold harmless the Administrative Agent and each Lender from and against any claims, demand, liability, proceedings, costs or expenses asserted with respect to or arising in connection with any such fees or commissions.

         (r)  Intentionally Omitted.

         (s)  Intentionally Omitted.

         (t) Neither this Agreement nor any other document, certificate or statement taken as a whole which has been furnished to any Lender in connection with this Agreement contain any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statement contained herein and therein not misleading at the time it was furnished in any material respect.

         (u)  Intentionally Omitted.

         (v) Schedule 5.01(v) is an accurate and comprehensive list of each of the Borrower's and its Subsidiaries accounts maintained with financial institutions identified by the name in which the account has been established, the location of such account, the name and address of the financial institution holding such account and the number of such account.

         (w) The Chapter 11 Cases were commenced on the applicable Petition Date in accordance with applicable law and proper notice thereof and of the hearing for the approval of the Interim and Final Borrowing Orders has been given as identified in the certificate of service filed with the Court.

     5.02. Survival of Representations and Warranties. All representations and warranties made under this Agreement and the other Loan Papers shall be deemed to be made at and as of the Closing Date and at and as of the date of each Advance, and each shall be true and correct in all material respects when made. All such representations and warranties shall survive, and not be waived by, the execution hereof by any Lender, any investigation or inquiry by any Lender, or by the making of any DIP Advance under this Agreement.

                        ARTICLE V1. GENERAL COVENANTS

         So long as any of the Obligations are outstanding and unpaid or the DIP Commitment is outstanding (whether or not the conditions to borrowing have been or can be fulfilled):

     6.01.  Preservation of Existence and Similar Matters.

            (a) To the extent provided for in the Approved Budget, and except with respect to orderly liquidations and Asset Sales, or approved by the Lenders or the Court, the Borrower shall, and shall cause each of the Domestic DB Subsidiaries to, preserve and maintain, or timely obtain and thereafter preserve and maintain (i) material rights, franchises, authorizations, consents, privileges and all other material Licenses from federal, state and local governmental bodies and any Tribunal (regulatory or otherwise) which the Borrower or such Subsidiary deems reasonably necessary or advisable to conduct its business in the ordinary course, and (ii) its existence (except as permitted by Section 8.05 hereof); and

            (b) To the extent provided for in the Approved Budget and except with respect to orderly liquidations and Asset Sales, or approved by the Lenders or the Court, the Borrower shall, and, subject to the due authority of its Subsidiaries' then presiding directors, shall cause each of the Domestic DB Subsidiaries to, qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification or authorization, except where the failure to do so could not be reasonably expected to cause a Material Adverse Change.

     6.02. Business; Compliance with Applicable Law. Except with respect to orderly liquidations and Asset Sales, or approved by the Lenders or the Court, the Borrower shall, and shall cause the Domestic DB Subsidiaries to
(a) engage primarily in the business of telecommunications and internet, and activities related thereto, and (b) comply in all material respects with the requirements of all Applicable Law, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

     6.03. Maintenance of Properties. To the extent provided for in the Approved Budget and except with respect to orderly liquidations and Asset
Sales, or approved by the Lenders or the Court, the Borrower shall cause each of the Domestic DB Subsidiaries to, maintain or cause to be maintained all their material Properties necessary to the conduct of their business (whether owned or held under lease) in reasonably good repair, working order and condition, taken as a whole, and from time to time make or cause to be made all appropriate repairs, renewals, replacements, additions, betterments and improvements thereto.

     6.04. Accounting Methods and Financial Records. The Borrower shall, and shall cause each of the Domestic DB Subsidiaries to, maintain a system of accounting established and administered in accordance with GAAP, keep adequate records and books of account in which complete entries will be made and all transactions reflected in accordance with GAAP, and keep accurate and complete records of its respective assets. The Borrower shall, and shall cause each of its Domestic DB Subsidiaries to maintain a fiscal year ending on December 31.

     6.05. Insurance. The Borrower shall, and shall cause each of the Domestic DB Subsidiaries to, maintain insurance (including self insurance with respect to their deductibles) from responsible companies in such amounts and against such risks as shall be customary and usual in the industry for companies of similar size and capability, but in no event less than the amount and types insured as of the Closing Date; provided that the requisite insurance coverage hereunder may decrease or terminate during the life of this Agreement to the extent of a winding down or termination of the Borrower's or its Subsidiaries' business activities, as contemplated in the Approved Budget. The Borrower shall or shall cause certificates of insurance to be delivered to the Administrative Agent, in the case of liability insurance, naming the Administrative Agent as additional insured, and in the case of property and casualty insurance on all the assets of the Borrower and its Subsidiaries, naming the Administrative Agent as loss-payee.

     6.06. Payment of Taxes and Claims. Except as otherwise provided by the Bankruptcy Code or the Court, the Borrower shall, and shall cause each of the Domestic DB Subsidiaries to, pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it or its income, Properties, profits or assets prior to the date on which penalties attach thereto, which, if unpaid, might become a Lien upon any of their Properties or assets except those Taxes, assessments and charges contested by the Borrower or its Subsidiaries diligently in good faith, and for which adequate reserves have been established in accordance with GAAP. The Borrower shall, and shall cause each of the Domestic DB Subsidiaries to, timely file all material information returns required by federal, state or local Tax authorities.

     6.07. Visits and Inspections. The Borrower shall, and shall cause each of its Subsidiaries to, promptly, permit representatives of the Administrative Agent or any Lender from time to time, upon prior notice reasonable under the circumstances, to (a) visit and inspect the Properties of the Borrower and each of its Subsidiaries as often as the Administrative Agent or any Lender shall deem advisable, (b) inspect and make extracts from and copies of either of the Borrower's or its Subsidiaries' books and records, and (c) discuss with the Borrower or any of its Subsidiaries' directors, officers, employees and the auditors of the Borrower or any of its Subsidiaries, its business, assets, liabilities, financial positions, results of operations and business prospects.

     6.08. Use of Proceeds. The Borrower shall use the proceeds of the Advances exclusively in accordance with the Approved Budget. Notwithstanding anything herein to the contrary, no portion of the Advances shall be used, directly or indirectly, (i) to finance or make any payments prohibited under subsection 8.07; or (ii) to finance in any way any adversary action, suit, arbitration, proceeding or other litigation of any type relating to or in connection with this Agreement, the Prepetition Credit Agreement or any of the loan documents or instruments entered into in connection therewith, including, without limitation, any challenges to the Lenders' claims or the validity, perfection, priority or enforceability of any of the Liens securing such claims or any payment made thereunder; provided that investigation of such matters is not a prohibited use of the Advances.

    6.09.  Indemnity.

       (a) Except with respect to Avoidance Actions, the Borrower shall, and shall cause each of the Domestic DB Subsidiaries (other than PGE Fiber and the Inactive Debtors) to, defend, protect, indemnify and hold harmless the Administrative Agent, each Lender, each of their respective Affiliates, and each of their respective (including such Affiliates') officers, directors, employees, agents, attorneys, shareholders and consultants (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth herein) of each of the foregoing (collectively, "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect or consequential and whether based on any federal, state, or local laws and regulations), under common law or at equitable cause, or on contract, tort or otherwise, arising from or connected with the past, present or future operations of the Borrower or any of its Subsidiaries, or any of their predecessors in interest, in any manner relating to or arising out of this Agreement, the Loan Papers, or any act, event or transaction or alleged act, event or transaction relating or attendant thereto, the making of any participations in the DIP Advances and the management of the DIP Advances, including in connection with, or as a result, in whole or in part, of any negligence of Administrative Agent or any Lender (other than those matters raised exclusively by a participant against the Administrative Agent or any Lender and not the Borrower), or the use or intended use of the proceeds of the DIP Advances hereunder, or in connection with any investigation of any potential matter covered hereby, but excluding any claim or liability to the extent that it arises as the result of the gross negligence or willful misconduct of any Indemnitee, as finally judicially determined by a court of competent jurisdiction (collectively, the "Indemnified Matters").

       (b) In addition, the Borrower shall, and shall cause each of the Domestic DB Subsidiaries (other than PGE Fiber and the Inactive Debtors) to, periodically, upon request, reimburse each Indemnitee for its reasonable legal and other actual expenses (including the cost of any investigation and preparation) incurred in connection with any Indemnified Matter. If for any reason the foregoing indemnification is unavailable to any Indemnitee or insufficient to hold any Indemnitee harmless with respect to Indemnified Matters, then the Borrower and the Domestic DB Subsidiaries shall contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Borrower or such Subsidiaries, and either Borrower's stockholders or its Subsidiaries' stockholders, on the one hand and such Indemnitee on the other hand but also the relative fault of the Borrower or such Subsidiary and such Indemnitee, as well as any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations under this Section shall be in addition to any liability which the Borrower or its Subsidiaries may otherwise have, shall extend upon the same terms and conditions to each Indemnitee, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower and the Domestic DB Subsidiaries, the Administrative Agent, the Lenders and all other Indemnitees. This Section shall survive any termination of this Agreement and payment of the Obligations.

     6.10. Environmental Law Compliance. The use of which the Borrower or any of its Subsidiaries intends to make of any real Property owned by it will not result in the disposal or other release of any hazardous substance or solid waste on or to such real Property in violation of any Environmental Law that could reasonably be expected to cause a Material Adverse Change. As used herein, the terms "hazardous substance" and "release" as used in this Section shall have the meanings specified in CERCLA (as defined in the definition of applicable Environmental Laws), and the terms "solid waste" and "disposal" shall have the meanings specified in RCRA (as defined in the definition of applicable Environmental Laws); provided, however, that if CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; and provided further, to the extent that any other law applicable to the Borrower or any of its Subsidiaries or any of their properties and assets establishes a meaning for "hazardous substance," "release," "solid waste," or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. The Borrowers shall, and shall cause the Domestic DB Subsidiaries (other than PGE Fiber) to, indemnify and hold the Administrative Agent and each Lender harmless from and against, and to reimburse them with respect to, any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including reasonable attorneys' fees and courts costs) of any kind or character, known or unknown, fixed or contingent, asserted against or incurred by any of them at any time and from time to time by reason of or arising out of (a) the failure of the Borrower or any of its Subsidiaries (other than PGE Fiber (Bermuda) and PGE Fiber) to perform any obligation hereunder regarding asbestos or applicable Environmental Laws,
(b) any violation on or before the Release Date of any applicable
Environmental Law in effect on or before the Release Date, and (c) any act, omission, event or circumstance existing or occurring on or prior to the Release Date (including without limitation the presence on such real
Property or release from such real Property of hazardous substances or solid wastes disposed of or otherwise released on or prior to the Release
Date), resulting from or in connection with the ownership of the real
Property, regardless of whether the act, omission, event or circumstance constituted a violation of any applicable Environmental Law at the time of its existence or occurrence, or whether the act, omission, event or circumstance is caused by or relates to the negligence of any indemnified Person; provided, that the Borrower shall not be under any obligation to indemnify the Administrative Agent or any Lender to the extent that any such liability arises as the result of the gross negligence or willful misconduct of such Person, as finally judicially determined by a court of competent jurisdiction. The provisions of this paragraph shall survive the Release Date and shall continue thereafter in full force and effect.

     6.11. Bankruptcy Schedules. The Debtor Entities will exercise their reasonable best efforts to fully and accurately identify all Prepetition Debt (and all amounts owing in respect thereof) of the Debtor Entities as of the Petition Date on the Debtors' Schedule of Assets and Liabilities to be filed with the Court, as they may be amended in accordance with the Bankruptcy Rules.

     6.12. Subsidiary Designation. The Borrower agrees that each Subsidiary on the Closing Date will remain a Subsidiary until the Obligations have been repaid in full and the Commitment has been terminated, except for Subsidiaries to be dissolved pursuant to the Approved Budget, pursuant to an orderly liquidation, pursuant to an Asset Sale or with the consent of the Lenders.

     6.13. Accounts. The Borrower shall not, and shall not permit any of the Domestic DB Subsidiaries, to change or create any new banking account without the prior written consent of the Lenders or as approved by the Court, except for such Debtor-in-Possession accounts as may be required by the Bankruptcy Code, Bankruptcy Rules or the Office of the United States Trustee, and which, in each case, are disclosed and described to the Lenders.

                     ARTICLE VII. INFORMATION COVENANTS

     So long as any of the Obligations are outstanding and unpaid or the DIP Commitment is outstanding (whether or not the conditions to borrowing have been or can be fulfilled), the Borrower shall furnish or cause to be furnished to each Lender:

     7.01. Quarterly Financial Statements and Information. Within the earlier of 60 days or 5 Business Days after filing its 10Q after the end of each fiscal quarter, consolidated and consolidating balance sheets of the Borrower and their Subsidiaries, in each case, as at the end of such quarter, and the related consolidated and consolidating statements of income and consolidated statements of changes in cash for such quarter and for the elapsed portion of the year ended with the last day of such quarter, all of which shall be certified by an Authorized Officer, to, in his or her opinion, present fairly in all material respects, in accordance with GAAP, the financial position and results of operations of the Borrower and its Subsidiaries, as at the end of and for such period, and for the elapsed portion of the year ended with the last day of such period.

     7.02.  Intentionally omitted.

     7.03. Compliance Certificates. At the time financial statements are furnished pursuant to Section 7.01, Section 7.02 and Section 7.06 hereof, a duly completed Compliance Certificate with calculations attached evidencing no Default or Event of Default, or to the extent that a Default or Event of Default exists, the steps being taken to cure such Default or Event of Default, and with calculations demonstrating compliance with the Approved Budget.

     7.04.  Copies of Other Reports and Notices.

            (a) Promptly upon their becoming available, a copy of (i) all material reports or letters submitted to the Borrower or any Subsidiary by accountants in connection with any annual, interim or special audit, including without limitation any report prepared in connection with the annual audit referred to in Section 7.02 hereof, and any other comment letter submitted to management in connection with any such audit, (ii) each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to stockholders generally, (iii) each regular or periodic report and any registration statement or prospectus (or material written communication in respect of any thereof) filed by the Borrower or any of its Subsidiaries with any securities exchange, with the Securities and Exchange Commission or any successor agency, and (iv) all press releases concerning material financial aspects of the Borrower or any of its Subsidiaries;

            (b) Promptly upon becoming aware (i) that the holder(s) of any note(s) or other evidence of indebtedness or other security of Borrower or any of its Subsidiaries in excess of $250,000 in the aggregate has given notice or taken any action with respect to a breach, failure to perform, claimed default or event of default thereunder, (ii) of any occurrence or non-occurrence of any event which constitutes or which with the passage of time or giving of notice or both could constitute a material breach by Borrower or any Subsidiary under any material agreement or instrument other than this Agreement to which Borrower or any such Subsidiary is a party or by which any of their Properties may be bound, or (iii) of the occurrence of any event, circumstance or condition which could reasonably be expected to cause a Material Adverse Change, a written notice specifying the details thereof (or the nature of any claimed default or even of default) and what action is being taken or is proposed to be taken with respect thereto;

            (c) Promptly upon receipt thereof, information with respect to and copies of any notices received from the FCC, any applicable PUC or any other federal, state or local regulatory agencies or any tribunal relating to any order, ruling, law, information or policy that relates to a breach of or noncompliance with the Communications Act or any law, rule or regulation of any applicable PUC, or might result in the payment of money by the Borrower or any of its Subsidiaries, in an amount of $250,000 or more in the aggregate, or otherwise could reasonably be expected to cause a Material Adverse Change, or result in the loss or suspension of any material License or any material contract;

            (d) Promptly upon the knowledge of an Authorized Officer of receipt by the Borrower or any of its Subsidiaries from any governmental agency, or any government, political subdivision or other similar entity, of any material notice, correspondence, hearing, proceeding or order regarding or affecting the Borrower or any such Subsidiary or any of their Properties or businesses not in the ordinary course of business, a copy of such notice, correspondence, hearing, proceeding or order; and

            (e) From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding the assets, business, liabilities, financial position, projections, results of operations or business prospects of the Borrower and its Subsidiaries, as the Administrative Agent or any Lender may reasonably request.

    7.05. Weekly Reporting. The Borrower shall provide, or cause to be provided to the Lenders (a) a weekly cash flow summary to be delivered by no later than the close of business (Pacific time) of the third Business Day following each Friday describing the cash flow results for the week ending on such Friday and comparing those results to the Approved Budget for the Borrower and its Subsidiaries for such week, (which may be transmitted by email), which weekly cash flow reports shall be substantially in the form attached hereto as Exhibit K, (b) on Thursday of each week (unless rescheduled with the written consent of each of the Lenders), a pre-arranged conference call of which each of the Lenders and their advisors receive advance notice at which a verbal report summarizing the financial condition of the Borrower and its Subsidiaries is presented, including but not limited to the status of Borrower's and its Subsidiaries' relations with their trade creditors and (c) on Thursday of each week (unless rescheduled with the written consent of each of the Lenders), a pre-arranged conference call of which each of the Lenders and their advisors receive advance notice at which a verbal report is presented summarizing the status of Asset Sales by the Borrower and its Subsidiaries and the status of the Bankruptcy
Cases.

    7.06. Intentionally omitted.

    7.07. Administrative Agent Financial Advisor. The Borrower shall provide Arthur Andersen, or the financial advisor of the Lenders' choice, with full access to the Borrower's and its Subsidiaries' financial information and facilities together with access to their employees and consultants for purposes of gathering financial information for the benefit of the Lenders.

    7.08. Notice of Default and Other Matters. Prompt notice of the following events after Borrower has knowledge or notice thereof:

           (a) The commencement of all proceedings and investigations by or before the FCC, any applicable PUC, or any other governmental body, and all other actions and proceedings in any court or before any arbitrator involving claims for damages (including punitive damages) in excess of either
$250,000 for any one proceeding or investigation, or $500,000 in the aggregate for all such proceedings and investigations (after deducting the amount with respect to the Borrower, or any of its Subsidiaries are insured), against or in any other way relating directly to the Borrower, any of its Subsidiaries, or any of their properties, assets or businesses;

           (b) Promptly upon the happening of any act, condition or event which constitutes a Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action is being taken or is proposed to be taken with respect thereto;

           (c) Any event which could reasonably be expected to cause a Material Adverse Change with respect to the business, assets, liabilities, financial position, results of operations or prospective business of the Borrower or any of its Subsidiaries; and

           (d) All pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of the Debtor Entities with the Court or the United States Trustee in the Chapter 11 Cases or distributed by or on behalf of the Debtor Entities to any official committee appointed in the Chapter 11 Cases (other than information relating to the Lenders that is delivered to an official committee in confidence) and, without limiting the generality of the foregoing, the Debtor Entities shall promptly deliver to, and discuss with, the Lenders and their counsel any and all information and developments in connection with any proposed Asset Sale, including, without limitation, any letters of intent, commitment letters or engagement letters received by the Borrower or any of its Subsidiaries (provided that unless and until approval of the proposed Asset Sale is sought, the Borrower need not disclose the identity of or information about a prospective purchaser or proposed sale to the Lenders, to the extent that the disclosure of such information to the Lenders is prohibited by the proposed purchaser), and any other event or condition which is reasonably likely to have a material effect on the Debtor Entities or any of the Borrower's Subsidiaries or the Chapter 11 Cases, including, without limitation, the progress of any disclosure statement or any proposed Chapter 11 plan of reorganization.

    7.09.  ERISA Reporting Requirements.

           (a) Promptly and in any event (i) within 30 days after the Borrower, or any member of its Controlled Group knows or has reason to know that any ERISA Event described in clause (a) of the definition of ERISA Event or any event described in Section 4063(a) of ERISA with respect to any Plan of the Borrower or any member of its Controlled Group has occurred, and (ii) within 10 days after the Borrower or any member of its Controlled Group knows or has reason to know that any other ERISA Event with respect to any Plan of the Borrower or any member of its Controlled Group has occurred or a request for a minimum funding waiver under Section 412 of the Code with respect to any Plan of the Borrower, or any member of its Controlled Group, a written notice describing such event and describing what action is being taken or is proposed to be taken with respect thereto, together with a copy of any notice of event that is given to the PBGC;

           (b) Promptly and in any event within two Business Days after receipt thereof by the Borrower or any member of its Controlled Group from the PBGC, copies of each notice received by the Borrower or any member of its Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

           (c) Promptly and in any event within 30 days after the filing thereof by the Borrower or any member of its Controlled Group with the United States Department of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report (including Schedule B thereto) with respect to each Plan;

          (d) Promptly and in any event within 30 days after receipt thereof, a copy of any notice, determination letter, ruling or opinion the Borrower or any member of its Controlled Group receives from the PBGC, the United States Department of Labor or the Internal Revenue Service with respect to any Plan;

          (e) Promptly, and in any event within 10 Business Days after receipt thereof, a copy of any correspondence the Borrower or any member of its Controlled Group receives from the Plan Sponsor (as defined by Section 4001(a)(10) of ERISA) of any Plan concerning potential withdrawal liability pursuant to Section 4219 or 4202 of ERISA, and a statement from the chief financial officer of the Borrower or such member of its Controlled Group setting forth details as to the events giving rise to such potential withdrawal liability and the action which the Borrower or such member of its Controlled Group is taking or proposes to take with respect thereto;

          (f) Notification within 30 days of any material increases in the benefits of any existing Plan which is not a Multiemployer Plan, or the establishment of any new Plans, or the commencement of contributions to any Plan to which the Borrower, or any member of its Controlled Group was not previously contributing;

          (g) Notification within three Business Days after the Borrower, or any member of its Controlled Group knows or has reason to know that the Borrower, or any such member of its Controlled Group has or intends to file a notice of intent to terminate any Plan under a distress termination within the meaning of Section 4041(c) of ERISA and a copy of such notice; and

          (h) Promptly after receipt of written notice of commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower, or any member of its Controlled Group with respect to any Plan.

                     ARTICLE VIII.  NEGATIVE COVENANTS

         So long as any of the Obligations are outstanding and unpaid or the DIP Commitment is outstanding (whether or not the conditions to borrowing have been or can be fulfilled):

     8.01. Approved Budget. The Borrower shall not, and shall not permit any of the Domestic DB Subsidiaries to make or commit to make, cash disbursements in excess of (i) the total amount set forth in an Approved Budget for the relevant period plus any budgeted amounts for prior periods not spent or (ii) the amount for the relevant period set forth in a line item of an Approved Budget plus 10% and plus any budgeted amount for such line item for prior periods not spent. After the termination of the DIP Commitment pursuant to Section 9.02(b), the parties reserve their Rights to seek or to contest the future use of the Lenders' Cash Collateral

     8.02. Debt for Borrowed Money. The Borrower shall not, and shall not permit any of the Domestic DB Subsidiaries to, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, or suffer to exist any Debt for Borrowed Money, except:

          (a) with respect to the Borrower and its Subsidiaries, Debt for Borrowed Money under the Loan Papers and the Prepetition Credit Agreement; and

          (b)  the Prepetition Debt.

          (c) the Debtor Entities may become and remain liable with respect to Debt incurred in connection with the rejection of unexpired leases and executory contracts in the Chapter 11 Cases; and

          (d) Intercompany loans permitted under Section 8.04.

     8.03. Liens. The Borrower shall not, and shall not permit any of its Domestic DB Subsidiaries to, create, assume, incur, permit or suffer to exist, directly or indirectly, any Lien on any of its assets or Properties, whether now owned or hereafter acquired, except Permitted Liens.

     8.04. Investments. The Borrower shall not, and shall not permit its Domestic DB Subsidiaries to, make any Investment, except that Borrower or its Subsidiaries may purchase or otherwise acquire and own:

          (a) Marketable, direct obligations of, or guaranteed by, the United States of America and maturing within 365 days of the date of purchase;

          (b) Commercial paper issued by U.S. corporations that have a rating of A-1/P-1 or better by Standard & Poor's Ratings Group, a Division of McGraw-Hill, Inc. or Moody's Investors Service, Inc.;

          (c) Certificates of deposit of domestic banks maturing within 365 days of the date of purchase, which banks' debt obligations have one of the two highest ratings obtainable from Standard & Poor's Ratings Group, a Division of McGraw-Hill, Inc. or Moody's Investors Service, Inc.;

          (d) Securities issued by U.S. corporations that have one of the two highest ratings obtainable from Standard & Poor's Ratings Group, a Division of McGraw-Hill, Inc. or Moody's Investors Service, Inc.;

          (e) Accounts receivable that arise in the ordinary course of business and are payable on standard terms;

          (f) Investments that are in existence on the Closing Date and described on Schedules 5.01(a) and 8.04 hereto; and

          (g) Intercompany loans between Debtor Entities (other than loans to an Inactive Debtor) made in the ordinary course of business after the Petition Date, so long as such loans are afforded an administrative priority under the Bankruptcy Code and are included in the Domestic Collateral.

          (h) Intercompany loans between a Debtor Entity and a Foreign DB Subsidiary to the extent provided for in the Approved Budget, and so long as such loans are included in the Domestic Collateral.

          (i) Acquisition of Assets, Merger, New Subsidiaries. The Borrower shall not, and shall not permit any of the Domestic DB Subsidiaries to, at any time acquire any assets, Property or business of any other Person, or participate in any joint venture, except, in accordance with the Approved Budget, and assets and Property acquired in the ordinary course of business.

     8.05. Guaranties; Contingent Liabilities. Other than Debt permitted pursuant to Section 8.02 hereunder, the Borrower shall not, and shall not permit any of its Domestic DB Subsidiaries to, at any time make or issue any Guaranty, or assume, be obligated with respect to, or permit to be outstanding any Contingent Liabilities, except (i) pursuant to the Loan Papers, (ii) indemnification obligations owed to directors, officers and agents, and (iii) pursuant to the approval of the Majority Lenders, in their sole discretion.

     8.06. Restricted Payments; Payments of Other Debt. The Borrower shall not, and shall not permit any of its Domestic DB Subsidiaries to, directly or indirectly, (1) declare, order, pay, make or set apart any sum for any Restricted Payment, (2) make any payment or prepayment on or redemption or acquisition for value (including, without limitation, by way of deposit with the trustee with respect thereto money or securities before due for the purpose of paying when due) of any Prepetition Debt or other pre-Petition Date obligations of such Person, (3) pay any interest on any Prepetition Debt of such Person (whether in cash, in kind securities or otherwise), or (4) make any payment or create or permit any Lien pursuant to any provision of the Bankruptcy Code, or apply to the Court for the authority to do any of the foregoing; provided that Borrower may make:

          (a)  payments to the Lenders under the Prepetition Credit Agreement;

          (b)  payments permitted under subsection 2.18;

          (c) payments with respect to any post-Petition Date expense incurred in the ordinary course of business, including usual and customary post-Petition Date employee salaries and benefits; provided that Borrower shall not implement or make any payments in respect to bonus, retention, severance or similar arrangements with respect to any of their respective officers, employees, directors or advisors, except pursuant to motions not objected to by Agent;

          (d) payments of Prepetition Debt or other post-Petition Date Obligations pursuant to First Day Motions, the Approved Budget, and other motions, applications or stipulations not objected to by Agent, including without limitation payments of proceeds of Asset Sales on account of (i) actual taxes estimated in good faith by the Board of Directors incurred as a result of such sale (after giving effect to all tax benefits available to the Borrower and its Subsidiaries), (ii) reasonable and customary transaction costs payable by the Borrower and any of its Subsidiaries that are related to such sale and payable to a Person other than an Affiliate of the Borrower and its Subsidiaries, and (iii) payment of any Debt secured by a Permitted Lien on the assets sold (excluding the Liens of the Lenders);

          (e) as specifically permitted by Agent;

          (f) payments on intercompany loans permitted under Section 8.04; and

          (g) in addition to Investments permitted under Section 8.04(f),
(g) and (h) hereof, any DB Subsidiary, may make intercompany Restricted Payments to the Borrower and the Borrower may make Restricted Payments to another Debtor Entity (other than an Inactive Debtor) and may make Restricted Payments to a Foreign DB Subsidiary for the wind down of such Foreign DB Subsidiary to the extent provided for in the Approved Budget; or provided that no such intercompany Restricted Payment shall be documented as promissory notes unless such notes are delivered to the Administrative Agent as collateral.

     8.07. Affiliate Transactions. The Borrower shall not, and, subject to the due authority of its Subsidiaries' then presiding directors, shall not permit any of its Subsidiaries to, at any time engage in any transaction with an Affiliate, nor make an assignment or other transfer of any of its assets or Properties to any Affiliate, on terms materially less advantageous to Borrower or any such Subsidiary than would be the case if such transaction had been effected with a non-Affiliate, except for (i) the wind down of Foreign DB Subsidiaries as set forth in the Approved Budget, and (ii) those transactions described on Schedule 8.07 hereof.

     8.08. Compliance with ERISA. The Borrower shall not, and shall not permit any of the Domestic DB Subsidiaries to, directly or indirectly, or permit any member of its Controlled Group to directly or indirectly, (a) terminate any Plan so as to result in any material (in the opinion of the Majority Lenders) liability to Borrower or any member of its Controlled Group, (b) permit to exist any ERISA Event, or any other event or condition which presents the risk of liability of Borrower or any member of its Controlled Group, (c) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan so as to result in any liability to Borrower or any member of its Controlled Group, (d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder except in the ordinary course of business consistent with past practice which could result in any liability to Borrower, or any member of its Controlled Group, or (e) permit the present value of all benefit liabilities, as defined in Title IV of ERISA, under each Plan of Borrower, or any member of its Controlled Group (using the actuarial assumptions utilized by the PBGC upon termination of a plan) to exceed the fair market value of Plan assets allocable to such benefits all determined as of the most recent valuation date for each such Plan.

     8.09. Capital Stock. The Borrower shall not, and shall not permit any Domestic DB Subsidiary to (a) make or permit any transfer, assignment, distribution, a mortgage, charge, pledge or gift of any shares of Capital Stock, and (b) issue any Capital Stock.

     8.10. Sale and Leaseback. The Borrower shall not, and shall not permit any of the Domestic DB Subsidiaries to, enter into any arrangement whereby it sells or transfers any of its assets, and thereafter rents or leases such assets.

     8.11. Sale or Discount of Receivables. The Borrower shall not, and shall not permit any of the Domestic DB Subsidiaries to, directly or indirectly sell, with or without recourse, for discount or otherwise, any notes, contracts, or accounts receivable except as the Majority Lenders may approve in their sole discretion or as approved by the Court. Nothing herein shall be deemed to prohibit the transactions provided for in the Management Services Agreement.

     8.12. Limitation on Restrictive Agreements. The Borrower shall not, and shall not permit any of the Domestic DB Subsidiaries to, enter into any indenture, agreement, instrument, financing document or other arrangement which, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon the acceptance of a waiver or consent, or the agreement to an amendment or change, by the Borrower or its Subsidiaries, with respect to any term or provision of this Agreement, any other Loan Paper, or the Prepetition
Credit Agreement.

     8.13. Amendment of Material Agreements. Except to the extent necessary to maintain asset value, and in accordance with the Approved Budget, the Borrower shall not, and shall not permit any of the Domestic DB
Subsidiaries to, amend, waive or consent to any deviation from any provision of any documentation or agreements (other than in the ordinary course of business) that would be adverse to the Lenders of (i) (other than with respect to trade creditors) any material agreement relating to Borrower or any such Subsidiary, (ii) in any material respect, articles of incorporation, by-laws and other organizational documents of the Borrower or any of their Subsidiaries, (iii) the Japan-US Agreement, (iv) the TAT-14 Agreement, (v) the Domestic Affiliate IRU Agreement, and (vi) the Foreign Affiliate IRU Agreement.

     8.14. Name Changes. The Borrower shall not, and shall not permit any of its Domestic DB Subsidiaries to, change its name or address without notifying Administrative Agent 30 calendar day prior to such name change.

     8.15. Cable Contracts. The Borrower shall not, and shall not permit any of its Domestic DB Subsidiaries to grant a Lien (other than Permitted
Liens) in any interest in any fiber contract to any party other than the Administrative Agent for the benefit of the Lenders.

     8.16. Priority Chapter 11 Claims. Without limiting the provisions of Sections 8.02 and 8.03 hereof, the Borrower shall not, nor shall Borrower permit any of its Domestic DB Subsidiaries to: (i) incur, create, assume, suffer or permit any claim or Lien or encumbrance against it or any of its property or assets in any Chapter 11 Case (other than the claims specifically referred to in subsection 2.18) to be pari passu with or senior to the claims of Administrative Agent and Lenders against the Borrower or any subsidiary in respect of the Obligations hereunder, or apply to the Court for authority to do so, or (ii) incur or permit any other administrative expense claim (other than the claims specifically referred to in subsection 2.18) having any priority over, or being pari passu with, the administrative expense priority of the Obligations in respect of any of the Chapter 11 Cases.


                       ARTICLE IX.  EVENTS OF DEFAULT

     9.01. Events of Default. Any one or more of the following shall be an "Event of Default" hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of Law, or otherwise:

          (a) The Borrower shall fail to pay any (i) principal payable under any Loan Paper on the date due, or (ii) any fees or other amounts payable within five (5) Business Days of the date due;

          (b) Any representation or warranty made or deemed made by any Obligor (or any of its officers or representatives) under or in connection with any Loan Paper shall prove to have been incorrect or misleading in any material respect when made or deemed made;

          (c) The Borrower shall fail to perform or observe any term or covenant contained in Section 7.07 hereof or in Article VIII hereof;

          (d) A Material Adverse Change shall occur;

          (e) (i) The Borrower shall fail to comply with any term or covenant contained in Section 8.01 hereof or (ii) any of the Borrower's Subsidiaries shall make, or commit to make, cash disbursement in excess of (x) the total amount set forth in an Approved Budget for the relevant period plus any budgeted amounts for prior periods not spent, or (y) the amount for the relevant period set forth in a line item of an Approved Budget plus 10% and plus any budgeted amount for such line item for prior periods not spent.

          (f) Any Obligor shall fail to perform or observe any other term or covenant contained in this Agreement or any other Loan Paper, other than those described in Sections 9.01(a), (b), (c), (d) and (e) above, and such failure shall not be remedied within fifteen days following the earlier of such Obligor's knowledge of such failure or notice from any Lender of the occurrence of such failure; provided, however; that with respect to a failure to perform any term of the covenants under Section 7.05 hereof, such failure will become an Event of Default if such failure is not remedied within two Business Days following the date of receipt of notice of such from the Administrative Agent or any Lender;

          (g) Any of the following shall occur: (i) Any Loan Paper or material provision thereof shall, for any reason, not be valid and binding on the Obligor signatory thereto, or cease to create a valid and perfected first priority Lien in the Domestic Collateral purported to be covered thereby or not be in full force and effect, or shall be declared to be null and void;
or (ii) the validity or enforceability of any Loan Paper shall be contested by any Obligor, any Subsidiary or any Affiliate of either Borrower; or
(iii) any Obligor shall deny in writing that it has any or further liability or obligation under its respective Loan Papers; or (iv) any default or breach under any provision of any Loan Papers shall continue after the applicable grace period, if any, specified in such Loan Paper;

          (h) Intentionally omitted.

          (i) Any Obligor shall have any final judgment(s) outstanding against it, and such judgment(s) shall remain unstayed, in effect, and unpaid for the period of time after which the judgment holder may cause the creation of Liens against or seizure of any of its Property;

          (j) Any of the following shall have occurred: (i) Any ERISA Event shall have occurred with respect to a Plan of the Borrower or any of its Subsidiaries, and the sum of the Insufficiency of such Plan and liabilities relating thereto is equal to or greater than $1,000,000 or (ii) the Borrower or any of its Subsidiaries or any ERISA Affiliate of any of them shall have committed a failure described in Section 302(f)(1) of ERISA, and the amount determined under Section 302(f)(3) of ERISA is equal to or greater than $1,000,000;

          (k) The Borrower, or any ERISA Affiliate of the Borrower shall have been notified by the sponsor of a Multiemployer Plan that (A) it has incurred Withdrawal Liability to such Plan in an amount that exceeds $1,000,000 or requires payments exceeding $1,000,000 per annum, or (B) such Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result thereof the aggregate annual contributions to all Multiemployer Plans in reorganization or being terminated is increased over the amounts contributed to such Plans for the preceding Plan year by an amount exceeding $1,000,000;

          (l) Any of the following shall have occurred: (i) A final non-appealable order is issued by any Tribunal, including, but not limited to, the FCC, any applicable PUC, or the United States Justice Department, requiring any Obligor to divest a substantial portion of its assets pursuant to any antitrust, restraint of trade, unfair competition, industry regulation, or similar Laws, or (ii) any Tribunal shall condemn, seize, or otherwise appropriate, or take custody or control of all or any portion of the assets with a book value of more than $1,000,000 of the Borrower or any of its Subsidiaries;

          (m) Any of the following shall have occurred if the effect thereof could be reasonably expected to cause a Material Adverse Change: (i) Any License whether presently existing or hereafter granted to or obtained by the Borrower or any of its Subsidiaries shall expire without renewal or be suspended or revoked, or (ii) the Borrower or any of its Subsidiaries shall become subject to any injunction or other order affecting or which may affect the Borrower's or any of its Subsidiary's present or proposed operations under any such material License;

          (n) Any civil action, suit or proceeding shall be commenced against the Borrower, any of its Subsidiaries under any federal or state racketeering statute (including, without limitation, the Racketeer
Influenced and Corrupt Organization Act of 1970)("RICO") and such suit shall be adversely determined by a court of applicable jurisdiction, and which is either non-appealable or which the Borrower or such Subsidiary has elected not to appeal; or any criminal action or proceeding shall be commenced against the Borrower, or any of its Subsidiaries under any federal or state racketeering statute (including, without limitation, RICO);

          (o) There shall occur a Change of Control;

          (p) Any Litigation commenced against the Borrower or any of its Subsidiaries is adversely determined by a court of applicable jurisdiction, which such Litigation is either non-appealable or which such Obligor has elected not to appeal, and in either case, is reasonably expected to cause a Material Adverse Change;

          (q) The Borrower or any of the Domestic DB Subsidiaries shall fail to comply in any respect with the Communications Act, or any rule or regulation promulgated by the FCC or any applicable PUC, and such failure could reasonably be expected to cause a Material Adverse Change; or any License or authorization constituting authorizations, permits or licenses of the Borrower or any of its Domestic DB Subsidiaries material to the operation of the business of the Borrower and any of its Domestic DB Subsidiaries, has expired or shall expire without having been renewed or shall be canceled or impaired, and such expiration, cancellation or impairment could reasonably be expected to cause a Material Adverse Change;

          (r) Intentionally omitted.

          (s) Any of the following shall have occurred:

               (i) Less than 66% of the Capital Stock of the Foreign Borrower shall be subject to a first priority perfected pledge or Lien in favor of the Administrative Agent to secure the Obligations and the Domestic
Revolver Loans; or

               (ii) Less than 100% of the Capital Stock of the Foreign Borrower shall be subject to a first priority perfected pledge or Lien in favor of the Administrative Agent to secure the Foreign Revolver Loans;

          (t) For any reason, David Davis ceases to serve as the Responsible Officer, or DSI (or any of the key personnel provided by it) ceases to serve as the financial advisor to the Borrower, if a replacement reasonably acceptable to Majority Lenders is not found within 15 calendar days.

          (u) With respect to the Chapter 11 Cases, the entry of an order, which has not been withdrawn, dismissed or reversed:

               (i) authorizing any Debtor Entity in any of the Chapter 11 Cases to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code, or authorizing any Person to recover from any portions of the Domestic Collateral any costs or expenses of preserving or disposing of such Domestic Collateral under Section 506(c) of the Bankruptcy Code, or (except as provided in the Interim Borrowing Order or the Final Borrowing Order) authorizing the use of the Lenders' Cash Collateral without the Lenders' prior written consent under Section 363(c) of the Bankruptcy Code; or

               (ii) appointing an interim or permanent trustee in any of the Chapter 11 Cases or the appointment of an examiner with expanded powers in any of the Chapter 11 Cases; or

               (iii) without the prior written consent of Lenders, dismissing any of the Chapter 11 Cases, or converting of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code; or

               (iv) the entry of an order granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code with respect to assets, the loss of which would reasonably be expected to cause a Material Adverse Change, to allow any creditor (other than Lenders) to execute upon or enforce a Lien on any Domestic Collateral or on any other property or assets of the Debtor Entities or (y) with respect to any Lien of, or the granting of any Lien on any Domestic Collateral or any other property or assets of any Debtor Entity or any of their Subsidiaries to, any State or local environmental or regulatory agency or authority; or

               (v) amending, supplementing, staying, reversing, vacating or otherwise modifying any of the Interim Borrowing Order, the Final Borrowing Order or this Agreement or any other Loan Papers or any of Administrative Agent's or Lenders' rights, benefits, privileges or remedies under the Interim Borrowing Order, the Final Borrowing Order, this Agreement or any other Loan Papers without the written consent of Majority Lenders; or

               (vi) consolidating or combining the Borrower with any other Person, except pursuant to a confirmed plan of reorganization approved by the Majority Lenders; or

               (vii) approving, or there shall arise, any other administrative expense claim (other than those specifically referred to in subsection 2.18) having any priority over, or being pari passu with the administrative expense priority of the Obligations in respect of any of the Chapter 11 Cases;

          (v) The filing by the Borrower or any Subsidiary of the Borrower of a motion, application or other petition to effect or consent to any order referred to in the foregoing subsection (u);

          (w) The Court shall fail to enter a Final Borrowing Order within forty-five (45) days after the Petition Date approving, among other things, this Agreement and the other Loan Papers and the transactions contemplated hereunder and thereunder; or

          (x) The Debtor Entities shall have failed to accomplish any of the following milestones within the times set forth below:

               (i) file a plan of reorganization and accompanying disclosure statement or file a sales procedure motion or motion(s) under section 363(b) of the Bankruptcy Code to sell substantially all of the assets of the Debtor Entities, in each case by February 5, 2001; or

               (ii) obtain acceptances for such plan of reorganization or obtain approval of a complete sales procedures motion, in each case by March 5, 2001; or

               (iii) cause such plan of reorganization to become effective or consummate an Asset Sale of substantially all of the assets of the Debtor Entities, in each case by May 30, 2001.

provided that each of the above-described actions and/or documents shall be in form and substance reasonably satisfactory to Administrative Agent.

     9.02. Remedies upon Default. Administrative Agent may at its election, or shall at the direction of the Majority Lenders, (notwithstanding the provisions of Section 362 of the Bankruptcy Code and without application or motion to, or order from, the Court), do any one or more of the following:

          (a) If any Event of Default set forth in Sections 9.01(a) or 9.01(e) shall occur and be continuing:

                           (i) Declare the entire unpaid balance of all Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest, notice of protest or intent to accelerate, or notice of any other kind (except notices specifically provided for under Section 9.01 hereof), all of which are hereby expressly waived (except to the extent waiver of the foregoing is not permitted by applicable
         Law);

                           (ii) Reduce any claim of Administrative Agent and Lenders to judgment; and

                           (iii) Exercise any Rights afforded under any Loan Papers, by Law, including but not limited to the UCC, at equity, or otherwise; any other provision of this Agreement or any other Loan Papers to the contrary notwithstanding, with respect to the foregoing, Administrative Agent shall give the Borrower, counsel to any official committees in respect of the Chapter 11 Cases and the office of the United States Trustee three (3) Business Days prior written notice (which notice shall be delivered by facsimile or overnight courier) of the exercise of its rights and remedies with respect to the Domestic Collateral and file a copy of such notice with the clerk of the Court. Neither the Administrative Agent nor the Lenders shall have any obligation of any kind to make a motion or application to the Court to exercise their rights and remedies set forth or referred to in this Agreement or in the other Loan Documents.

          (b) With respect to any Events of Default other than set forth in Sections 9.01(a) or 9.01(e), terminate the DIP Commitment, in which case the parties reserve their Rights to seek or to contest the future use of the Lenders' Cash Collateral and the Lenders reserve their Rights to seek to exercise the other remedies set forth in Section 9.02(a) upon order of the Court.

     9.03. Cumulative Rights. All Rights available to Administrative Agent and Lenders under the Loan Papers shall be cumulative of and in addition to all other Rights granted thereto at Law or in equity, whether or not amounts owing thereunder shall be due and payable, and whether or not Administrative Agent or any Lender shall have instituted any suit for collection or other action in connection with the Loan Papers.

     9.04. Waivers. The acceptance by Administrative Agent or any Lender at any time and from time to time of partial payment of any amount owing under any Loan Papers shall not be deemed to be a waiver of any Default or Event of Default then existing. No waiver by Administrative Agent or any Lender of any Default or Event of Default shall be deemed to be a waiver of any Default or Event of Default other than such Default or Event of Default. No delay or omission by Administrative Agent or any Lender in exercising any Right under the Loan Papers shall impair such Right or be construed as a waiver thereof or an acquiescence therein, nor shall any single or partial exercise of any such Right preclude other or further exercise thereof, or the exercise of any other Right under the Loan Papers or otherwise.

     9.05. Performance by Administrative Agent or any Lender. Should any covenant of any Obligor fail to be performed in accordance with the terms of the Loan Papers, Administrative Agent may, at its option, perform or attempt to perform such covenant on behalf of such Obligor. Notwithstanding the foregoing, it is expressly understood that neither Administrative Agent nor any Lender assumes, and shall not ever have, except by express written consent of Administrative Agent or such Lender, any liability or responsibility for the performance of any duties or covenants of any Obligor.

     9.06. Expenditures. The Borrower shall reimburse Administrative Agent and each Lender for any reasonable sums spent by it in connection with the exercise of any Right under Section 9.05 hereof. Such sums shall bear interest at the lesser of (a) the Base Rate (as is defined in the Prepetition Credit Agreement) (whether or not in effect), plus 3.00% per annum and (b) the Highest Lawful Rate, from five days after the date any Lender makes demand to the Borrower for reimbursement of such amount until the date of repayment by the Borrower.

     9.07. Control. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Administrative Agent or any Lender any Rights to exercise control over the affairs and/or management of any Obligor, the power of Administrative Agent and each Lender being limited to the Rights to exercise the remedies provided in this Article; provided, however, that if Administrative Agent or any Lender becomes the owner of any partnership, stock or other equity interest in any Person, whether through foreclosure or otherwise, it shall be entitled to exercise such legal Rights as it may have by being an owner of such stock or other equity interest in such Person.

                    ARTICLE X.  THE ADMINISTRATIVE AGENT

     10.01. Authorization and Action. Each Lender hereby appoints and authorizes Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement and the other Loan Papers as are delegated to the Administrative Agent by the terms of the Loan Papers, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Loan Papers (including without limitation enforcement or collection of the Notes), Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Majority Lenders (or all Lenders, if required under Section 11.01 hereof), and such instructions shall be binding upon all Lenders; provided, however, that Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to any Loan Papers or applicable Law. Administrative Agent agrees to give to each Lender notice of each notice given to it by the Borrower pursuant to the terms of this Agreement, and to distribute to each applicable Lender in like funds all amounts delivered to Administrative Agent by the Borrower for the individual account of any Lender pro rata in accordance with the Applicable Specified Percentage, as set forth in this Agreement. Functions of the Administrative Agent are ministerial in nature and in no event shall the Administrative Agent have a fiduciary or trustee relationship in respect of any Lender by reason of this Agreement or any other Loan Paper.

     10.02. Administrative Agent's Reliance, Etc. Neither Administrative Agent, nor any of its directors, officers, agents, employees, or representatives shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Paper, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Administrative Agent (a) may treat the payee of any Note as the holder thereof until Administrative
Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent; (b) may consult with legal counsel (including counsel for the Borrower or any of its Subsidiaries), independent public accountants, and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement or any other Loan Papers; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement or any other Loan Papers on the part of the Borrower and its Subsidiaries or to inspect the Property (including the books and records) of the Borrower or its Subsidiaries; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement, any other Loan Papers, or any other instrument or document furnished pursuant hereto; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Papers by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties.

     10.03. Bank of America, N.A. and Affiliates. With respect to its DIP Commitment, its DIP Advances, and any Loan Papers, Bank of America, N.A. has the same Rights under this Agreement as any other Lender and may exercise the same as though it were not Administrative Agent. Bank of America, N.A. and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Obligor, any Affiliate thereof, and any Person who may do business therewith, all as if Bank of America, N.A. were not Administrative Agent and without any duty to account therefor to any Lender.

     10.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on the Borrower's financial statements hereof and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Papers.

     10.05. Indemnification by Lenders. Lenders shall indemnify Administrative Agent, pro rata in accordance with each Lender's Total Specified
Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent in any way relating to or arising out of any Loan Papers or any action taken or omitted by Administrative Agent thereunder, including any negligence of Administrative Agent; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from Administrative Agent's gross negligence or willful misconduct. Without limitation of the foregoing, Lenders shall reimburse Administrative Agent, pro rata in accordance with each Lender's Total Specified Percentage, promptly upon demand for any out-of-pocket expenses (including reasonable attorneys' fees and financial advisors' fees) incurred by Administrative
Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal and other advice in respect of rights or responsibilities under, the Loan Papers. The indemnity provided in this Section 10.05 shall survive the termination of this Agreement.

     10.06. Successor Administrative Agent. Administrative Agent may resign at any time by giving written notice thereof to Lenders and the Borrower, and may be removed at any time with or without cause by the action of all Lenders (other than Administrative Agent, if it is a Lender). Upon any such resignation or removal, Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the Laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor
Administrative Agent shall thereupon succeed to and become vested with all the Rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Papers, provided that if the retiring or removed Administrative Agent is unable to appoint a successor Administrative Agent, Administrative Agent shall, after the expiration of a sixty day period from the date of notice, be relieved of all obligations as Administrative Agent hereunder and the Lenders shall act as the Administrative Agent. Notwithstanding any Administrative Agent's resignation or removal hereunder, the provisions of this Article shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

                         ARTICLE XI.  MISCELLANEOUS

     11.01. Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Papers, nor consent to any departure by the Borrower or any Obligor therefrom, shall be effective unless the same shall be in writing and signed by the Borrower and the Administrative Agent with the consent of the Majority Lenders, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall (and the result of action or failure to take action shall not) unless in writing and signed by all of Lenders and Administrative Agent, (a) increase the DIP Commitment, (b) reduce any principal, interest, fees, or other amounts payable hereunder, or waive or result in the waiver of any Event of Default under Section 9.01 (a) hereof,
(c) postpone any date fixed for any payment of principal, interest, fees, or other amounts payable hereunder, (d) release or impair any collateral or guaranties securing any Obligor's obligations hereunder, other than releases contemplated hereby and by the other Loan Papers, (e) change the meaning of "Total Specified Percentage," "DIP Specified Percentage," or the number of Lenders required to take any action hereunder, increase the amount of the "DIP Commitment," extend the "Maturity Date," change the definition of "Majority Lenders," or (f) amend this Section 11.01. No amendment, waiver, or consent shall affect the Rights or duties of Administrative Agent under any Loan Papers, unless it is in writing and signed by Administrative Agent in addition to the requisite number of Lenders.

     11.02.   Notices.

          (a) Manner of Delivery. All notices, communications and other materials to be given or delivered under the Loan Papers shall, except in those cases where giving notice by telephone is expressly permitted, be given or delivered in writing. All written notices, communications and materials shall be sent by registered or certified mail, postage prepaid, return receipt requested, by telecopier, by overnight mail or courier, or delivered by hand. In the event of a discrepancy between any telephonic notice and any written confirmation thereof, such written confirmation shall be deemed the effective notice except to the extent Administrative Agent, any Lender or the Borrower has acted in reliance on such telephonic notice.

          (b) Addresses. All notices, communications and materials to be given or delivered pursuant to this Agreement shall be given or delivered at the following respective addresses and telecopier and telephone numbers and to the attention of the following individuals or departments:

               (i) If to the Borrower or any or its Subsidiaries:

               Pacific Gateway Exchange, Inc.
               533 Airport Blvd., Suite 505
               Burlingame, CA  94010

               Telephone No.:   (650) 375-6730
               Facsimile No.:   (650) 375-6799
               Attention: Chief Financial Officer

               With copies to (which is not required for effective delivery as set forth above):

               Mayer, Brown & Platt
               190 South La Salle Street
               Chicago, Illinois  60603-3441

               Telephone No.:           (312) 701-7273
               Facsimile No.:           (312) 701-7711
               Attention:               Cynthia Baker

               With copies to (which is not required for effective delivery as set forth above):

               Klee, Tuchin, Bogdanoff & Stern LLP
               1880 Century Park East, Suite 200
               Los Angeles, California  90067-1698

               Telephone No.:           (310) 407-4040
               Facsimile No.:           (310) 407-9090
               Attention:               Michael L. Tuchin
                                        Martin Barash
              (ii) If to Administrative Agent:

              Bank of America, N.A.
              555 S. Flower Street
              Mail Code CA9-706-11-21
              Los Angeles, California  90071

              Telephone No.:           (213) 228-2053
              Facsimile No.:           (213) 228-6003 or 6004
              Attention:               Therese Fontaine

              With a copy to (which is not required for effective delivery as set forth above):

              Donohoe, Jameson & Carroll, P.C.
              3400 Renaissance Tower
              1201 Elm Street
              Dallas, Texas  75270

              Telephone No.:            (214) 698-3867
              Facsimile No.:            (214) 744-0231
              Attention:                Michael D. Cuda

              and

              O'Melveny & Myers LLP
              400 South Hope Street
              Los Angeles, California  90071-2899

              Telephone No.:   (213) 430-7704
              Facsimile No.:   (213) 430-6407
              Attention:                Ben H. Logan, and
                                        Victoria Graff

               (iii) If to any Lender, to its address shown opposite its signature block on the signature pages hereto, or on any Assignment and Acceptance, or in any other notice to the Borrower and the Administrative Agent, or at such other address or, telecopier or telephone number or to the attention of such other individual or department as the party to which such information pertains may hereafter specify for the purpose in a notice to the other specifically captioned "Notice of Change of Address".

          (c) Effectiveness. Each notice, communication and any material to be given or delivered to any party pursuant to this Agreement shall be effective or deemed delivered or furnished (i) if sent by mail, on the fifth day after such notice, communication or material is deposited in the mail, addressed as above provided, (ii) if sent by telecopier, when such notice, communication or material is transmitted to the appropriate number,
(iii) if sent by hand delivery or overnight courier, when left at the address of the addressee addressed as above provided, and (iv) if given by telephone, when communicated to the individual or any member of the department specified as the individual or department to whose attention notices, communications and materials are to be given or delivered except that notices of a change of address, telecopier or telephone number or individual or department to whose attention notices, communications and materials are to be given or delivered shall not be effective until received; provided, however, that notices to Administrative Agent pursuant to Article II shall be effective when received. The Borrower agrees that Administrative Agent shall have no duty or obligation to verify or otherwise confirm telephonic notices given pursuant to Article II, and agrees to indemnify and hold harmless Administrative Agent and Lenders for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, and expenses resulting, directly or indirectly, from acting upon any such notice.

     11.03. Parties in Interest. All covenants and agreements contained in this Agreement and all other Loan Papers shall bind and inure to the benefit of the respective successors and assigns of the parties hereto. The security interests and Liens created in this Agreement, and the other Loan Papers shall be and remain valid and perfected, and the claims of the Administrative Agent and the Lenders hereunder valid and enforceable in accordance with the terms hereof, notwithstanding the discharge of any Debtor Entity pursuant to Section 1141 of the Bankruptcy Code, the conversion of any Chapter 11 Case or any other bankruptcy case of any Obligor to a case under Chapter 7 of the Bankruptcy Code, the dismissal of any Chapter
11 Case or any subsequent Chapter 7 case or the release of any Collateral from the property of any Obligor. The security interests and Liens created in this Agreement, and the other Loan Papers shall be and remain valid and perfected without the necessity that Administrative Agent file financing statements or otherwise perfect its security interests or Liens under applicable law. This Agreement, the claims of Administrative Agent and Lenders hereunder, and all security interests or Liens created hereby or pursuant hereto or by or pursuant to any other Loan Papers shall at all times be binding upon Obligors, the estates of Obligors and any trustee appointed in any Chapter 11 Case or any Chapter 7 case, or any other successor in interest to Borrowers. This Agreement shall not be subject to
Section 365 of the Bankruptcy Code. Each Lender may from time to time assign or transfer its interests hereunder pursuant to Section 11.04 hereof. Neither Borrower may assign or transfer its Rights or obligations hereunder without the prior written consent of Administrative Agent.

     11.04.   Assignments and Participations.

          (a) Each Lender (an "Assignor") may assign its Rights and obligations as a Lender under the Loan Papers to one or more transferees pursuant to an Assignment and Acceptance, so long as (i) each assignment shall be pro rata with respect to both (x) the Assignor's Applicable Specified Percentage and (y) the Assignor's Applicable Specified Percentage (as that term is used in the Prepetition Credit Agreement) of the Domestic Revolver Loans and the Foreign Revolver Loans of a constant, and not a varying percentage of all Rights and obligations thereunder, (ii) each Assignor shall obtain in each case the prior written consent of Administrative Agent, and (iii) each Assignor shall in each case pay a $3,500 processing fee to Administrative Agent. Within five Business Days after Administrative Agent receives notice of any such assignment, the Borrower shall execute and deliver to Administrative Agent, in exchange for the Notes issued to Assignor, new Notes to the order of such Assignor and its assignee in amounts equal to their respective Applicable Specified Percentages of the maximum amount of the DIP Commitments. Such new Notes shall be dated the effective date of the assignment. It is specifically acknowledged and agreed that on and after the effective date of each assignment, the assignee shall be a party hereto and shall have the Rights and obligations of a Lender under the Loan Papers.

          (b) Each Lender may sell participations to one or more Persons in all or any of its Rights and obligations under the Loan Papers; provided, however, that (i) such Lender's obligations under the Loan Papers shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of its Notes for all purposes of the Loan Papers, (iv) the participant shall be granted the Right to vote on or consent to only those matters described in Sections 11.01(a), (b), (c) and
(d) hereof, (v) Obligors, the Administrative Agent, and other Lenders shall continue to deal solely and directly with such Lender in connection with their respective Rights and obligations under the Loan Papers.

          (c) Any Lender may, in connection with any assignment or participation, or proposed assignment or participation, disclose to the assignee or participant, or proposed assignee or participant, any information relating to the Borrower and its Subsidiaries furnished to such Lender by or on behalf of the Borrower and its Subsidiaries.

          (d) Notwithstanding any other provision set forth in this Agreement,
(i) any Lender may at any time create a security interest in all or any portion of its Rights under this Agreement (including, without limitation, the Advances owing to it and the Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System, and (ii) no participant of any Lender may further assign or participate any of its interest in the Loan Papers to any Person (except as may be required by Law or a Tribunal having authority over such participant).

     11.05. Sharing of Payments. If, after and during the continuance of any Event of Default, any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any Right of set-off, or otherwise) on account of its Advances in excess of its pro rata share of payments made by the Obligors in accordance with such Lender's Total Specified Percentage, such Lender shall forthwith purchase participations in Advances made by the other Lenders as shall be necessary to share the excess payment pro rata in accordance with each Lender's Total Specified Percentage with each of them; provided, however, that if any of such excess payment is thereafter recovered from the purchasing Lender, its purchase from each Lender shall be rescinded and each Lender shall repay the purchase price to the extent of such recovery together with a pro rata share of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 11.05 may, to the fullest extent permitted by Law, exercise all its Rights of payment (including the Right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

     11.06. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default set forth in Sections 9.01(a), 9.01(d), 9.01(e) or 9.01(x)(i), notwithstanding the provisions of 362 of the Bankruptcy Code and without application or motion to, or order from, the Court, each Lender is hereby authorized (after prior written notice to the Administrative Agent) at any time and from time to time, to the fullest extent permitted by Law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its Affiliates) to or for the credit or the account of the Borrower or any of its Subsidiaries against any and all of the obligations of the Borrower or any of its Subsidiaries now or hereafter existing under this Agreement and the other Loan Papers, whether or not Administrative Agent or any Lender shall have made any demand under this Agreement or the other Loan Papers, and even if such obligations are unmatured. Each Lender shall promptly notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The Rights of each Lender under this Section 11.06 are in addition to other Rights (including, without limitation, other Rights of set-off) which such Lender may have.

     11.07.   Costs, Expenses, and Taxes.

          (a) Notwithstanding anything to the contrary in the Loan Papers, the Lenders are entitled to satisfy out of the retainers paid under Section 4.01(m), (i) all costs and expenses of Administrative Agent in connection with the preparation and negotiation of all Loan Papers, including without limitation the reasonable fees and out-of-pocket expenses of O'Melveny &
Myers LLP, Special Counsel, Arthur Andersen, LLP, FCC counsel, PUC counsel and local counsel, as appropriate, (ii) all costs and expenses (including reasonable advisors' and attorneys' fees and expenses) of Administrative
Agent in connection with the administration, any interpretation, grant and perfection of any Lien, modification, amendment, waiver, release of any Loan Papers, restructuring or work-out or pursuant to the Chapter 11 Cases or any other insolvency or bankruptcy proceedings (including, without limitation, the ongoing monitoring by Administrative Agent of the Chapter
11 Cases, including attendance by Administrative Agent, the Lenders, and their counsel and financial advisors at hearings or other proceedings and the ongoing review of documents filed with the Court in respect thereof) and Administrative Agent's and Lenders' interests with respect to the Borrower and its Subsidiaries (including, without limitation, the ongoing review of Borrower's or any Subsidiary's business assets, operations, prospects or financial condition as Administrative Agent shall deem necessary), the Collateral or the Obligations, (iii) all of the out-of-pocket expenses of each of the Lenders in connection with the modification, amendment, waiver, release of any Loan Papers, restructuring or work-out or pursuant to the Chapter 11 Cases or any other insolvency or bankruptcy proceedings, and (iv) all costs and expenses (including reasonable fees and expenses of attorneys and financial advisors) of Administrative Agent and each Lender in connection with any collection of any portion of the Obligations or the enforcement of any Loan Papers during the continuance of an Event of Default.

         (b) Notwithstanding anything to the contrary in the Loan Papers, the Borrower shall pay any and all stamp, debt, and other Taxes payable or determined to be payable in connection with any payment hereunder (other than Taxes on the overall net income of Administrative Agent or any Lender or franchise Taxes or Taxes on capital or capital receipts of Administrative Agent or any Lender), or the execution, delivery, or recordation of any Loan Papers, and agrees to save Administrative Agent and each Lender harmless from and against any and all liabilities with respect to, or resulting from any delay in paying or omission to pay any Taxes in accordance with this Section 11.07, including any penalty, interest, and expenses relating thereto. All payments by the Borrower or its Subsidiaries under any Loan Papers shall be made free and clear of and without deduction for any present or future Taxes (other than Taxes on the overall net income of Administrative Agent or any Lender of any nature now or hereafter existing, levied, or withheld, or franchise Taxes or Taxes on capital or capital receipts of Administrative Agent or any Lender), including all interest, penalties, or similar liabilities relating thereto. If the Borrower or any of its Subsidiaries shall be required by Law to deduct or to withhold any Taxes from or in respect of any amount payable hereunder
(i) the amount so payable shall be increased to the extent necessary so that, after making all required deductions and withholdings (including Taxes on amounts payable to Administrative Agent or any Lender pursuant to this sentence), Administrative Agent or any Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or any of its Subsidiaries shall make such deductions or withholdings, and (iii) the Borrower or any of its Subsidiaries shall pay the full amount deducted or withheld to the relevant taxing authority in accordance with applicable Law. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 11.07 shall survive the execution of this Agreement, termination of the DIP Commitment, repayment of the Obligations, satisfaction of each agreement securing or assuring the Obligations and termination of this Agreement and each other Loan Paper.

     11.08. Rate Provision. It is not the intention of any party to any Loan Papers to make an agreement violative of the Laws of any applicable jurisdiction relating to usury. In no event shall any Obligor or any other Person be obligated to pay any amount in excess of the Maximum Amount. If Administrative Agent or any Lender ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial repayment of principal and treated hereunder as such; and if principal is paid in full, any remaining excess shall be paid to the Borrower or the other Person entitled thereto. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Amount, each Obligor, Administrative Agent and each Lender shall, to the maximum extent permitted under Applicable Laws, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) amortize, prorate, allocate and spread in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate is uniform throughout the entire term of the Obligations; provided that if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, Administrative Agent or Lenders, as appropriate, shall refund to the Borrower the amount of such excess or credit the amount of such excess against the total principal amount owing, and, in such event, neither Administrative Agent nor any Lender shall be subject to any penalties provided by any Laws for contracting for, charging or receiving interest in excess of the Maximum Amount. This Section 11.08 shall control every other provision of all agreements among the parties to the Loan Papers pertaining to the transactions contemplated by or contained in the Loan Papers.

     11.09. Severability. If any provision of any Loan Papers is held to be illegal, invalid, or unenforceable under present or future Laws during the term thereof, such provision shall be fully severable, the appropriate Loan Paper shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of such Loan Paper a legal, valid, and enforceable provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible.

     11.10. Exceptions to Covenants. No Obligor shall be deemed to be permitted to take any action or to fail to take any action that is permitted as an exception to any covenant in any Loan Papers, or that is within the permissible limits of any covenant, if such action or omission would result in a violation of any other covenant in any Loan Papers.

     11.11.   Intentionally Omitted.


     11.12. Counterparts. This Agreement and the other Loan Papers may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. In making proof of any such agreement, it shall not be necessary to produce or account for any counterpart other than one signed by the party against which enforcement is sought.

     11.13.   GOVERNING LAW; WAIVER OF JURY TRIAL.

          (a) THIS AGREEMENT AND ALL OTHER LOAN PAPERS (EXCEPT AS SUCH LOAN PAPERS SPECIFY APPLICATION OF THE LAWS OF ANOTHER JURISDICTION) SHALL BE DEEMED TO BE CONTRACTS MADE IN NEW YORK, NEW YORK, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (EXCEPT TO THE EXTENT THE ADMINISTRATIVE AGENT AND THE LENDERS HAVE GREATER RIGHTS OR REMEDIES UNDER THE BANKRUPTCY CODE OR OTHER FEDERAL LAW, WHETHER AS NATIONAL BANKS OR OTHERWISE, IN WHICH CASE SUCH CHOICE OF NEW YORK LAW SHALL NOT BE DEEMED TO DEPRIVE ADMINISTRATIVE AGENT AND LENDERS OF ANY SUCH RIGHTS AND REMEDIES AS MAY BE AVAILABLE UNDER THE BANKRUPTCY CODE OR OTHER FEDERAL LAW) AND THE UNITED STATES OF AMERICA. WITHOUT EXCLUDING ANY OTHER JURISDICTION, THE BORROWER AGREES THAT THE COURT WILL HAVE JURISDICTION OVER PROCEEDINGS IN CONNECTION HEREWITH. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE (WHETHER A CLAIM IN TORT, CONTRACT, EQUITY, OR OTHERWISE) ARISING UNDER OR RELATING TO THIS AGREEMENT, THE OTHER LOAN PAPERS, OR ANY RELATED MATTERS, AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER REPRESENTS THAT IT HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

          (b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY LEGAL PROCESS UPON IT. THE BORROWER AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO THE BORROWER AT ITS ADDRESS DESIGNATED FOR NOTICE UNDER THIS AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL. NOTHING IN
THIS SECTION 11.12 SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

     [11.14. Limitation Of Personal Liability Notwithstanding anything herein to the contrary, no individual employed by the Debtor Entities or DSI shall have personal, individual liability to the Lenders arising out of this Agreement or any actions taken pursuant hereto (including the execution and delivery of any certificates provided for in this Agreement), absent fraud or criminal conduct.

     11.15.   Intentionally Omitted.

     11.16. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE
CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENT OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

     11.17. Confidentiality. Each Lender agrees to keep information obtained by it pursuant to the terms hereof or the terms of any other Loan Paper that is not otherwise publicly available ("Confidential Information") confidential in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and agrees that it will only use such Confidential Information in connection with the transactions contemplated by this Agreement and not disclose any of such Confidential Information other than (a) to such Lenders and its Affiliates' (other than an Affiliate which is a competitor of the Borrower or its Subsidiaries) employees, counsel (in-house and outside), accountants, consultants, representatives, professional advisors and agents so long as such Person is advised of the confidentiality of such Confidential Information and the limitation on its use under this Section 11.14, and needs to have knowledge of such Confidential Information for such limited use, (b) to regulatory officials, and in order to comply with any Applicable Law, or other law, regulation or judicial order, or as requested or required by bank regulators or auditors or other governmental authorities or Tribunals, (c) as reasonably deemed necessary in connection with any investigation, legal process or litigation, including in connection with any proceeding or matter in the Chapter 11 Cases to which Lenders or Administrative Agent are a party in interest, or (d) to assignees or participants or proposed assignees or proposed participants of all or any part of this credit facility. The failure of any Lender to comply with the provisions of this Section 11.17 shall not affect the Obligations, or the obligation of the Borrower to comply with the terms of this Agreement and the other Loan Papers, or the validity of any assignment or participation granted pursuant to the terms of this Agreement.


===============================================================================

           THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

===============================================================================

         IN WITNESS WHEREOF, this Credit Agreement is executed as of the date first set forth above.

THE BORROWERS:

                                          PACIFIC GATEWAY EXCHANGE, INC.



                                          By: ________________________________
                                          Name: ______________________________
                                          Its: _______________________________

ADMINISTRATIVE AGENT:
                                             BANK OF AMERICA, N.A., as
                                             Administrative Agent


                                             By: ____________________________
                                             Name: __________________________
                                             Its: ___________________________


LENDERS:

Domestic DIP Specified Percentage:  50%      BANK OF AMERICA, N.A.,
Address:                                     individually as a Lender
555 South Flower Street
11th Floor, CA9-706-11-21                    By: ____________________________
Los Angeles, California  90071               Name: __________________________
Attn.:   Therese Fontaine                    Its: ___________________________
Tel:     (213) 228-2053
Facs:    (213) 228-6003 or 6004


Domestic DIP Specified Percentage:  50%      BANKERS TRUST COMPANY,
Address:                                     individually as a Lender
Bankers Trust Company
130 Liberty Street, 28th Floor              By: ____________________________
New York, New York  10006                   Name: __________________________
Attn.:   Albert Fischetti                   Its: ___________________________
Tel:     (212) 250-9582
Facs:    (212) 669-1731



ACKNOWLEDGED AND AGREED:                     ONYX NETWORKS, INC.

THE GUARANTORS AND OBLIGORS
                                             By: ____________________________
                                             Name: __________________________
                                             Its: ___________________________


                                             INTERNATIONAL EXCHANGE
                                             COMMUNICATIONS, INC.

                                             By: ____________________________
                                             Name: __________________________
                                             Its: ___________________________